Exhibit 10.13

BLACKSTONE REAL ESTATE MANAGEMENT ASSOCIATES INTERNATIONAL L.P.

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

DATED AS OF MAY 31, 2007

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BLACKSTONE REAL ESTATE MANAGEMENT ASSOCIATES INTERNATIONAL L.P.

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of Blackstone Real Estate Management Associates International L.P. (the “Partnership”), dated as of May 31, 2007, by and among BREA International (Cayman) Ltd., a Cayman Islands limited company (“BREA (Cayman)” or the “General Partner”), and the limited partners (including special limited partners) as provided on the signature pages hereto, as Limited Partners.

PRELIMINARY STATEMENT

The Partnership was formed under the laws of Alberta, Canada pursuant to a Certificate of Limited Partnership, dated as of December 20, 2000, which was filed with the Registrar of Corporations (Alberta) (L.P. No. 9114760).

The original partnership agreement of the Partnership was executed as of December 20, 2000 (the “Existing Agreement”).

The Existing Agreement was amended and restated in its entirety by the Amended and Restated Agreement of Limited Partnership, dated as of July 26, 2001, of the Partnership (as amended to date, the “First Amended and Restated Agreement”)

The parties hereto now wish to amend and restate the First Amended and Restated Agreement in its entirety as of the date hereof and as hereinafter set forth. Accordingly, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:

“Agreement” means this Second Amended and Restated Agreement of Limited Partnership, as it may be amended and restated from time to time.

“Applicable Collateral Percentage” shall have the meaning with respect to any Firm Collateral and any Special Firm Collateral, in each case, as set forth in the books and records of the Partnership with respect thereto.

“BCP” means the collective reference to Blackstone Capital Partners L.P., a Delaware limited partnership, and any other investment vehicle established in accordance with the terms of Blackstone Capital Partners L.P.’s partnership agreement to invest in lieu of Blackstone Capital Partners L.P. on behalf of one or more of the partners thereof.

“BCP II” means the collective reference to Blackstone Capital Partners II Merchant Banking Fund L.P., a Delaware limited partnership formerly known as Blackstone Domestic Capital Partners II L.P., Blackstone Offshore Capital Partners II L.P., a Cayman Islands exempted limited partnership, and any other investment vehicle established pursuant to paragraph 2.7 of the respective partnership agreements of either of such partnerships.

“BCP III” means the collective reference to Blackstone Capital Partners III Merchant Banking Fund L.P., a Delaware limited partnership, Blackstone Offshore Capital Partners III L.P., a Cayman Islands exempted limited partnership, and any other investment vehicle established pursuant to paragraph 2.7 of the respective partnership agreements of either of such partnerships.

“BFREP International” means Blackstone Family Real Estate Partnership International - A L.P. and Blackstone Family Real Estate Partnership International - B L.P., each an Alberta, Canada limited partnership.

“BRE Associates” means BRE Associates International L.P., an Alberta, Canada limited partnership.

“BREA (Cayman)” has the meaning set forth in the Preamble.

“BREA International” means Blackstone Real Estate Associates International (Alberta) L.P., an Alberta, Canada limited partnership.

“BREA International (Delaware)” means Blackstone Real Estate Associates International L.P., a Delaware limited partnership, domesticated as a limited partnership in the State of Delaware pursuant to Section 17-215 of the Delaware Revised Uniform Limited Partnership Act.

“BRECA International” means Blackstone Real Estate Capital Associates International L.P., an Alberta, Canada limited partnership, and any other partnership with terms substantially similar to the terms set forth in the BRECA International Partnership Agreement and formed in connection with the participation by one or more partners of BRECA International in investments in Securities issued by non-U.S. Issuers.

“BRECA International Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Blackstone Real Estate Capital Associates International L.P., dated as of the date hereof, as amended from time to time.

“BREH International” means Blackstone Real Estate Holdings International - A L.P. and Blackstone Real Estate Holdings International - B L.P., each an Alberta, Canada limited partnership.

“BREI” means the collective reference to: (i) Blackstone Real Estate Partners International I.D L.P., Blackstone Real Estate Partners International I.D.2 L.P. and Blackstone Real Estate Partners International I.E L.P., each a limited partnership formed or to be formed under the laws of the United Kingdom pursuant to the Limited Partnerships Act 1907 of the United Kingdom, (ii) any other investment vehicle established pursuant to Article 2 of the respective partnership agreements for any of the partnerships referred to in clause (i) above, and (iii) any investment vehicle formed to co-invest with any of the partnerships referred to in clause (i) above using third party capital and that potentially pays a Carried Interest.

“BREI Agreement” means the Amended and Restated Agreements of Limited Partnership, each dated January 19, 2001 or other date set forth therein, of the partnerships referred to in clause (i) of the definition of “BREI” in this Article I, and any other BREI partnership agreement.

“BREI Investment” means the Partnership’s indirect interest in a specific BREI investment pursuant to the BREI Agreement in its capacity as an indirect partner of BREI, but does not include any direct or indirect investment by the Partnership on a side-by-side basis in any BREI investment.

“Carried Interest” shall mean (i) distributions to the general partner of BREI (including BREA International (Delaware)) pursuant to paragraphs 4.2.1(c) and (d), paragraphs 4.2.2(c) and (d) and paragraph 4.2.7 of the BREI Agreement (or similar provisions of investment vehicles formed after the date hereof) and (ii) any other carried interest payable pursuant to the BREI Agreement. In each case of (i) and (ii) above, except as determined by the Managing Member, the amount shall not be less any costs, fees and expenses of the Partnership with respect thereto and less reasonable reserves for payment of costs, fees and expenses of the Partnership that are anticipated with respect thereto (in each case which the General Partner may allocate amongst all or any portion of the Investments as it determines in good faith is appropriate).

“Carried Interest Give Back Percentage” shall mean, for any Partner or Withdrawn Partner, subject to Section 5.8(e), the percentage determined by dividing (A) the aggregate amount of distributions received by such Partner or Withdrawn Partner from the Partnership, any Other Fund GPs or their Affiliates, excluding Holdings, in respect of Carried Interest by (B) the aggregate amount of distributions made to all Partners, Withdrawn Partners or any other person by the, any Other Fund GP or their Affiliates (in any capacity), excluding Holdings, in respect of Carried Interest. For purposes of determining “Carried Interest Give Back Percentage” hereunder, all Trust Amounts contributed to the Trust by the Partnership, Other Fund GPs or their Affiliates on behalf of a Partner or Withdrawn Partner (but not the Trust Income thereon) shall be deemed to have been initially distributed or paid to the Partners and Withdrawn Partners as Partners or partners of the Partnership, any of the Other Fund GPs or their Affiliates.

“Carried Interest Sharing Percentage” means, with respect to each Investment, the percentage interest of a Partner in Carried Interest from such Investment set forth in the books and records of the Partnership.

“Cause” means the occurrence or existence of any of the following with respect to any Partner, as determined fairly, reasonably, on an informed basis and in good faith by the General Partner: (i) (w) any breach by any Partner of any provision of any non-competition agreement, (x) any material breach of this Agreement or any rules or regulations applicable to such Partner that are established by the General Partner, (y) such Partner’s deliberate failure to perform his or her duties to the Partner, or (z) such Partner’s committing to or engaging in any conduct or behavior that is or may be harmful to the Partnership in a material way as determined by the General Partner; provided, that in the case of any of the foregoing clauses (w), (x), (y) and (z), the General Partner has given such Partner written notice (a “Notice of Breach”) within fifteen days after the General Partner becomes aware of such action and such Partner fails to cure such breach, failure to perform or conduct or behavior within fifteen days after receipt of such Notice of Breach from the General Partner (or such longer period, not to exceed an additional fifteen days, as shall be reasonably required for such cure, provided that such Partner is diligently pursuing such cure); (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Partnership; or (iii) conviction (on the basis of a trial or by an accepted plea of guilty or nolo contendere) of a felony or crime (including any misdemeanor charge involving moral turpitude, false statements or misleading omissions, forgery, wrongful taking, embezzlement, extortion or bribery), or a determination by a court of competent jurisdiction, by a regulatory body or by a self-regulatory body having authority with respect to securities laws, rules or regulations of the applicable securities industry, that such Partner individually has violated any applicable securities laws or any rules or regulations thereunder, or any rules of any such self-regulatory body (including, without limitation, any licensing requirement), if such conviction or determination has a material adverse effect on (A) such Partner’s ability to function as a Partner of the Partnership, taking into account the services required of such Partner and the nature of the Partnership’s business or (B) the business of the Partnership.

“Charitable Organization” means an organization described in Section 170(c) of the Code (without regard to Section 170(c)(2)(A) thereof).

“Class A Interest” has the meaning set forth in Section 5.8(a).

“Class B Interest” has the meaning set forth in Section 5.8(a).

“Clawback Adjustment Amount” has the meaning set forth in Section 5.8(e).

“Clawback Amount” shall mean the “Clawback Amount” and the “Interim Clawback Amount,” both as set forth in Article One of the BREI Agreement, and any other clawback amount payable to the limited partners of BREI pursuant to any BREI Agreement, as applicable.

“Clawback Provisions” shall mean paragraphs 4.2.8 and 9.2.6 of the BREI Agreement and any other similar provisions in any other BREI Agreement existing heretofore or hereafter entered into.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, or any successor statute. Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

“Commitment”, with respect to any Partner, has the meaning set forth in such Partner’s Commitment Agreement or SMD Agreement.

“Commitment Agreement” shall mean a commitment agreement by which a Partner has committed to fund certain amounts with respect to the BREI Investments and certain expenses of BREI.

“Contingent” means subject to repurchase rights and/or other requirements.

“Controlled Entity” when used with reference to another person means any person controlled by such other person.

“Deceased Partner” shall mean any Partner or Withdrawn Partner who has died or who suffers from Incompetence. For purposes hereof, references to a Deceased Partner shall refer collectively to the Deceased Partner and the estate and heirs or legal representative of such Deceased Partner, as the case may be, that have received such Deceased Partner’s interest in the Partnership.

“Default Rate” shall mean the lower of (i) the sum of (a) the rate of interest per annum publicly announced from time to time by The Chase Manhattan Bank as its prime rate and (b) 5%, and (ii) the highest rate of interest permitted under applicable law.

“Defaulting Party” has the meaning set forth in Section 5.8(d)(ii).

“Deficiency Contribution” has the meaning set forth in Section 5.8(d)(ii).

“Disabling Event” means (a) the withdrawal of a General Partner, other than in accordance with Section 6.2(b)(ii), (b) the incapacity of a General Partner, (c) if a General Partner (i) makes an assignment for the benefit of its creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent or has entered against it an order for relief in any bankruptcy or insolvency proceeding, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in proceeding described in clause (iv), or (v) seeks, consents to, or acquiesces in, the appointment of a trustee, receiver or liquidator of the General Partner or of all or substantially all of its properties, or (d) any other event that causes the General Partner to cease to be a general partner of the Partnership as provided in the Partnership Act.

“Disposable Investment” has the meaning set forth in Section 5.8(a).

“Estate Planning Vehicle” has the meaning set forth in Section 6.3.

“Excess Holdback” has the meaning set forth in Section 4.1(d)(v)(A).

“Excess Holdback Percentage” has the meaning set forth in Section 4.1(d)(v)(A).

“Excess Tax-Related Amount” has the meaning specified in Section 5.8(e).

“Excluded Item” has the meaning set forth in Section 5.1(b).

“Existing Partner” shall mean any Partner who is neither a Retaining Withdrawn Partner nor a Deceased Partner.

“Feeder Vehicle” shall mean any Limited Partner formed to serve as a collective investment vehicle for real estate-related investments in the United Kingdom which invests all or a portion of its investable resources in the Partnership.

“Firm Collateral” shall mean a Partner’s or Withdrawn Partner’s interest in one or more partnerships or limited liability companies, in either case affiliated with the Partnership, and certain other assets of such Partner or Withdrawn Partner, in each case that has been pledged or made available to the Trustee(s) to satisfy all or any portion of the Excess Holdback of such Partner or Withdrawn Partner as more fully described in the books and records of the Partnership; provided, that for all purposes hereof (and any other agreement (e.g., the Trust Agreement) that incorporates the meaning of the term “Firm Collateral” by reference), references to “Firm Collateral” shall include “Special Firm Collateral”, excluding references to “Firm Collateral” in Section 4.1(d)(v) and Section 4.1(d)(viii).

“Firm Collateral Realization” has the meaning set forth in Section 4.1(d)(v)(B).

“Fiscal Year” shall mean a calendar year, or any other period chosen by the General Partner.

“Fund GP” means the Partnership and the Other Fund GPs.

“GAAP” means U.S. generally accepted accounting principles.

“General Partner” means BREA (Cayman) and any person admitted to the Partnership as an additional General Partner in accordance with the provisions of this Agreement, until such time as such person ceases to be a general partner of the Partnership as provided herein or in the Partnership Act.”

“Holdback” has the meaning set forth in Section 4.1(d)(i).

“Holdback Percentage” has the meaning set forth in Section 4.1(d)(i).

“Holdback Vote” has the meaning set forth in Section 4.1(d)(iv)(A).

“Holdings” means Blackstone Holdings IV L.P., a Delaware limited partnership.

“Incompetence” means, with respect to any Partner, the determination by the General Partner in its sole discretion, after consultation with a qualified medical doctor, that such Partner is incompetent to manage his person or his property.

“Inflation Index” means (i) the GNP deflator, which is the fixed-weighted price index representing the average change in the United States gross national product as published in the Survey of Current Business by the National Income and Wealth Division of the Bureau of Economic Analysis of the U.S. Department of Commerce, or (ii) such other index measuring changes in economic prices in the United States as shall be selected by the General Partner.

“Initial Holdback Percentages” has the meaning set forth in Section 4.1(d)(i).

“Interest” means a limited partnership interest in the Partnership, including those which are held by a Retaining Withdrawn Partner. An Interest held by the Feeder Vehicle shall, and any other Interest may be, segregated into multiple Interests for all purposes hereof.

“Investment” means any investment (direct or indirect) of the Partnership designated by the General Partner from time to time as an investment in which the Partners’ respective interests shall be established and accounted for on a basis separate from the Partnership’s other businesses, activities and investments, including any BREI Investments.

“Investor Limited Partner” means any Limited Partner so designated at the time of its admission as a partner of the Partnership.

“L/C” has the meaning set forth in Section 4.1(d)(vi).

“L/C Partner” has the meaning set forth in Section 4.1(d)(vi).

“Limited Partner” means any person who is shown on the books and records of the Partnership as a Limited Partner of the Partnership, including any Special Limited Partner, any Investor Limited Partner and any Nonvoting Limited Partner.

“Loss Amount” has the meaning specified in Section 5.8(e).

“Loss Investment” has the meaning specified in Section 5.8(e).

“Majority in Interest of the Partners” on any date (a “vote date”) means one or more persons who are Partners (including the General Partner and the Special Limited Partners but excluding Nonvoting Limited Partners) on the vote date and who, as of the last day of the most recent accounting period ending on or prior to the vote date (or as of such later date on or prior to the vote date selected by the General Partner as of which the Partners’ capital account balances can be determined), have aggregate capital account balances representing at least a majority in amount of the total capital account balances of all the persons who are Partners (including the General Partner and the Special Limited Partners but excluding Nonvoting Limited Partners) on the vote date.

“Moody’s” means Moody’s Investor Services, Inc., or any successor thereto.

“Net Carried Interest Distribution” has the meaning specified in Section 5.8(e).

“Net Carried Interest Distribution Recontribution Amount” has the meaning specified in Section 5.8(e).

“Net Income (Loss)” has the meaning set forth in Section 5.1(b).

“Net Recontribution Amount” has the meaning set forth in Section 5.8(d)(i)(A).

“Non-Carried Interest” means, with respect to each Investment, all amounts of distributions, other than Carried Interest, received by the Partnership with respect to such Investment, less any costs, fees and expenses of the Partnership with respect thereto and less reasonable reserves for payment of costs, fees and expenses of the Partnership that are anticipated with respect thereto, in each case which the General Partner may allocate to all or any portion of the Investments as it may determine in good faith is appropriate.

“Non-Carried Interest Sharing Percentage” means, with respect to each Investment, the percentage interest of a Partner in Non-Carried Interest from such Investment set forth in the books and records of the Partnership.

“Non-Contingent” means generally not subject to repurchase rights and/or other requirements.

“Nonvoting Limited Partner” has the meaning set forth in Section 6.1(a).

“Other Fund GPs” means BRE Associates, BREA International, BRECA International, BREA International (Delaware), and any other entity through which any Partner, Withdrawn Partner or any other person directly receives any amounts of Carried Interest, and any successor thereto; provided, that this includes any other entity which has in its organizational documents a provision which indicates that it is a “Fund GP” or an “Other Fund GP”; provided further, that notwithstanding any of the foregoing, none of Holdings, any estate planning vehicle established for the benefit of family members of any Partner or any partner of any Other Fund GP shall be considered an “Other Fund GP” for purposes hereof; provided further, that the foregoing exclusion of such estate planning vehicles shall in no way limit such Partners’ obligations pursuant to Section 5.8(d).

“Partner” means any person who is a partner of the Partnership, whether a General Partner or a Limited Partner in whatsoever Partner Category.

“Partner Category” shall mean the Existing Partners, Retaining Withdrawn Partners or Deceased Partners, each referred to as a group for purposes hereof.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Act” means the Partnership Act (Revised Statutes of Alberta 1980, Chap. P-2, et seq.), as it may be amended from time to time, and any successor to such statute.

“Profit Sharing Percentage” means the “Carried Interest Sharing Percentage” and “Non-Carried Interest Sharing Percentage” of each Partner; provided that any references in this Agreement to Profit Sharing Percentages made (a) in connection with voting or voting rights or (b) capital contributions with respect to Investments (including Section 5.3(d)) shall mean the “Non-Carried Interest Sharing Percentage” of each Partner; provided further, that any reference in this Agreement to Profit Sharing Percentage that specifically refers to Net Income unrelated to BREI shall continue to refer to the amount of each Partner’s percentage interest in a category of Net Income (Loss) established by the General Partner from time to time pursuant to Section 5.3.

“Qualifying Fund” means any fund designated by the General Partner as a “Qualifying Fund”.

“Recontribution Amount” has the meaning set forth in Section 5.8(d)(i).

“Repurchase Period” has the meaning set forth in Section 5.8(c).

“Required Amounts” means amounts equal to the Partnership’s portion of the required capital contribution in respect of any BREI Investment to be made by the general partner of BREI (including, without limitation, BREA International (Delaware)), as determined by the General Partner from time to time, which amounts shall be used by the Partnership to fund capital contributions to BREA International and indirectly, through BREA International, to the general partner of BREI (including, without limitation, BREA International (Delaware)).

“Required Rating” has the meaning set forth in Section 4.1(d)(vi).

“Retaining Withdrawn Partner” shall mean a Withdrawn Partner who has retained a partnership interest in the Partnership, pursuant to Section 6.5(f) or otherwise. A Retaining Withdrawn Partner shall be considered a Partner for all purposes hereof.

“Securities” means any debt or equity securities of an Issuer and its subsidiaries and other Controlled Entities constituting part of an Investment, including without limitation common and preferred stock, interests in limited partnerships and interests in limited liability companies (including warrants, rights, put and call options and other options relating thereto or any combination thereof), notes, bonds, debentures, trust receipts and other obligations, instruments or evidences of indebtedness, choses in action, other property or interests commonly regarded as securities, interests in real property, whether improved or unimproved, interests in oil and gas properties and mineral properties, short-term investments commonly regarded as money-market investments, bank deposits and interests in personal property of all kinds, whether tangible or intangible.

“Settlement Date” has the meaning set forth in Section 6.5(a).

“SMD Agreements” means the agreements between the Partnership and/or one or more of its affiliates and the Partners, pursuant to which each Partner undertakes certain obligations with respect to the Partnership and/or its affiliates. The SMD Agreements are hereby incorporated by reference as between the Partnership and the relevant Partner.

“Special Firm Collateral” means interests in a Qualifying Fund that have been pledged to the Trustee(s) to satisfy all or any portion of a Partner’s or Withdrawn Partner’s Holdback (excluding any Excess Holdback) as more fully described in the books and records of the Partnership.

“Special Firm Collateral Realization” has the meaning set forth in Section 4.1(d)(viii)(B).

“Special Limited Partner” means any of the persons shown on the books and records of the Partnership as a Special Limited Partner and any person admitted to the Partnership as an additional Special Limited Partner in accordance with the provisions of this Agreement.

“S&P” means Standard & Poor’s Corporation, and any successor thereto.

“Subject Investment” has the meaning set forth in Section 5.8(e).

“Subject Partner” has the meaning set forth in Section 4.1(d)(iv)(A).

“Total Disability” means the inability of a Limited Partner substantially to perform the obligations required of such Limited Partner (in its capacity as such or in any other capacity with respect to any affiliate of the Partnership) for a period of six consecutive months by reason of physical or mental illness or incapacity and whether arising out of sickness, accident or otherwise.

“Trust Account” has the meaning set forth in the Trust Agreement.

“Trust Agreement” means the Trust Agreement, dated as of July 26, 2001, as amended to date, among the Partners, the Trustee(s) and certain other persons that may receive distributions in respect of or relating to Carried Interest from time to time.

“Trust Amount” has the meaning set forth in the Trust Agreement.

“Trust Income” has the meaning set forth in the Trust Agreement.

“Trustee(s)” has the meaning set forth in the Trust Agreement.

“Unadjusted Carried Interest Distributions” has the meaning specified in Section 5.8(e).

“Unallocated Percentage” has the meaning set forth in Section 5.3(b).

“Unrealized Net Income (Loss)” attributable to any BREI Investment as of any date means the Net Income (Loss) that would be realized by the Partnership with respect to such BREI Investment if BREI’s entire portfolio of investments were sold on such date for cash in an amount equal to their aggregate value on such date (determined in accordance with Section 5.1(e)) and all distributions payable by BREI to the Partnership (indirectly) pursuant to the BREI Agreement with respect to such BREI Investment were made on such date. “Unrealized Net Income (Loss)” attributable to any other Investment as of any date means the Net Income (Loss) that would be realized by the Partnership with respect to such Investment if such Investment were sold on such date for cash in an amount equal to its value on such date (determined in accordance with Section 5.1(e)).

“Withdraw” or “Withdrawal” with respect to a Partner means a Partner ceasing to be a partner of the Partnership (except as a Retaining Withdrawn Partner) for any reason (including death, disability, removal, resignation or retirement, whether such is voluntary or involuntary), unless the context shall limit the type of withdrawal to a specific reason and subject to any written agreements between a Partner and the Partnership or any Affiliate thereof, and “Withdrawn” with respect to a Partner means, as aforesaid, a Partner who has ceased to be a partner of the Partnership.

“Withdrawal Date” has the meaning set forth in Section 6.5(a).

“Withdrawn Partner” has the meaning set forth in Section 6.5(a).

Section 1.2. Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The term “person” includes individuals, partnerships (including limited liability partnerships), companies (including limited liability companies), joint ventures, corporations, trusts, governments (or agencies or political subdivisions thereof) and other associations and entities. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

ARTICLE II

GENERAL PROVISIONS

Section 2.1. General Partner and Limited Partners. The Partners may be General Partners or Limited Partners. The General Partner is BREA (Cayman). The Limited Partners shall be as shown on the books and records of the Partnership.

Section 2.2. Formation; Name. The Partnership was formed upon the filing and recording of a Certificate with the Registrar of Corporations on December 20, 2000 (L.P. No. 9114760) and is hereby continued as a limited partnership pursuant to the Partnership Act and shall conduct its activities under the name of Blackstone Real Estate Management Associates International L.P.

Section 2.3. Term. The term of the Partnership shall continue until December 31, 2050, unless earlier dissolved and terminated in accordance with this Agreement.

Section 2.4. Purpose; Powers. (a) The purpose of the Partnership shall be, directly or indirectly through subsidiaries or affiliates, (i) to serve as a limited partner of BREA International or of any Other Fund GP and perform the obligations of a limited partner specified in such entities’ respective partnership or similar agreements, (ii) to serve as general partner or limited partner of other partnerships and hold interests in companies, corporations and other entities, (iii) to carry on such other businesses for profit, perform such other services and make such other investments for profit as are deemed desirable by the General Partner, subject to the Partner vote requirements set forth in Section 3.3, (iv) any other lawful purpose, and (v) to do all things necessary and incidental thereto.

(b) In furtherance of its purpose, the Partnership shall have all powers necessary, suitable or convenient for the accomplishment of its purposes, alone or with others, as principal or agent, including the following:

(i) to buy, sell and otherwise acquire investments, whether such investments are readily marketable or not;

(ii) to invest and reinvest the cash assets of the Partnership in money-market or other short-term investments;

(iii) to hold, receive, mortgage, pledge, lease, transfer, exchange or otherwise dispose of, grant options with respect to, and otherwise deal in and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, all property held or owned by the Partnership;

(iv) to borrow or raise money from time to time and to issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable and non-negotiable instruments and evidences of indebtedness, to secure payment of the principal of any such indebtedness and the interest thereon by mortgage, pledge, conveyance or assignment in trust of, or the granting of a security interest in, the whole or any part of the property of the Partnership, whether at the time owned or thereafter acquired, to guarantee the obligations of others and to buy, sell, pledge or otherwise dispose of any such instrument or evidence of indebtedness;

(v) to lend any of its property or funds, either with or without security, at any legal rate of interest or without interest;

(vi) to have and maintain one or more offices within or without the Province of Alberta, Canada, and in connection therewith, to rent or acquire office space, engage personnel and compensate them and do such other acts and things as may be advisable or necessary in connection with the maintenance of such office or offices;

(vii) to open, maintain and close accounts, including margin accounts, with brokers;

(viii) to open, maintain and close bank accounts and draw checks and other orders for the payment of moneys;

(ix) to engage accountants, auditors, custodians, investment advisers, attorneys and any and all other agents and assistants, both professional and nonprofessional, and to compensate them as may be necessary or advisable;

(x) to form or cause to be formed and to own the stock of one or more corporations, whether foreign or domestic, to form or cause to be formed and to participate in partnerships and joint ventures, whether foreign or domestic, and to form or cause to be formed and be a member or manager or both of one or more limited liability companies;

(xi) to enter into, make and perform all contracts, agreements and other undertakings as may be necessary, convenient or advisable or incident to carrying out its purposes;

(xii) to sue and be sued, to prosecute, settle or compromise all claims against third parties, to compromise, settle or accept judgment to claims against the Partnership, and to execute all documents and make all representations, admissions and waivers in connection therewith;

(xiii) to distribute, subject to the terms of this Agreement, at any time and from time to time to Partners cash or investments or other property of the Partnership, or any combination thereof; and

(xiv) to take such other actions necessary or incidental thereto and to engage in such other businesses as may be permitted under applicable law.

Section 2.5. Place of Business. The Partnership shall maintain an office and principal place of business at 345 Park Avenue, New York, New York 10154 U.S.A., or such other place or places as may from time to time be designated by the General Partner.

Section 2.6. Feeder Vehicle. (a) The Interest of the Feeder Vehicle shall be treated as Interests held by more than one Limited Partner for purposes of determining the appropriate treatment of the Feeder Vehicle in connection herewith, in light of the multiple interestholders in the Feeder Vehicle. This shall include (i) reflecting on the books and records of the Partnership a separate Interest held by the Feeder Vehicle with respect to each interestholder therein and (ii) applying the provisions of Article IV as though the interestholder were a direct Limited Partner in the Partnership.

(b) If any interestholder of the Feeder Vehicle fails to make a Capital Contribution to the Feeder Vehicle, the Feeder Vehicle may be treated as a Defaulting Limited Partner in accordance with the provisions hereof, but solely with respect to such interestholder’s indirect interest in the Partnership.

(c) In the case of any vote of Limited Partners under this Agreement or any law, the Feeder Vehicle shall vote its Interest in proportion to the votes on such matter of the interestholders thereof, based on their pro rata interest therein, that are unaffiliated with the General Partner.

(d) The General Partner may make any adjustments to the Interest of the Feeder Vehicle to accomplish the overall objectives of this Section 2.6; provided, that such adjustments shall in no way have a materially adverse effect on the Interests of any other Partner.

ARTICLE III

MANAGEMENT

Section 3.1. General Partner. BREA (Cayman) shall be the “General Partner.” A General Partner may not be removed without its consent. The management of the business and affairs of the Partnership shall be vested in the General Partner as provided in Section 3.4.

Section 3.2. Limited Partners. The Limited Partners shall be the parties set forth on the books and records of the Partnership as Limited Partners as of the date hereof.

Section 3.3. Partner Voting, etc.

(a) Meetings of the Partners may be held only when called by the General Partner.

(b) Except as may be expressly required or permitted by the Partnership Act, Limited Partners as such shall have no right to, and shall not, take part in the control of the Partnership’s business or act for or bind the Partnership, and shall have only the rights and powers of a limited partner as provided in both the Partnership Act and this Agreement.

(c) To the extent a Partner is entitled to vote with respect to any matter relating to the Partnership, such Partner shall not be obligated to abstain from voting on any matter (or vote in any particular manner) because of any interest (or conflict of interest) of such Partner (or any affiliate thereof) in such matter.

Section 3.4. Management. (a) The full management, control and operation of the Partnership and the formulation and execution of business and investment policy shall be vested in the General Partner, and the General Partner shall have full control over the business and affairs of the Partnership. The General Partner shall, in the General Partner’s discretion, exercise all powers necessary and convenient for the purposes of the Partnership, including, without limitation, those enumerated in Section 2.4, on behalf and in the name of the Partnership. If there shall be more than one General Partner, any action by the General Partners shall require the unanimous approval of the General Partners. All decisions and determinations (howsoever described herein) to be made by the General Partner pursuant to this Agreement shall be made in the General Partner’s discretion, subject only to the express terms and conditions of this Agreement.

(b) All outside business or investment activities of the Partners (including outside directorships or trusteeships) shall be subject to such rules and regulations as are established by the General Partner from time to time.

Section 3.5. Responsibilities of Partners. The General Partner may from time to time establish such rules and regulations applicable to Partners the General Partner deem appropriate.

Section 3.6. [Intentionally omitted].

Section 3.7. Exculpation and Indemnification. (a) Liability to Partners. Notwithstanding any other provision of this Agreement, whether express or implied, to the fullest extent permitted by law, no Partner nor any of such Partner’s representatives, agents or advisors nor any partner, member, officer, employee, representative, agent or advisor of the Partnership or any of its Affiliates (individually, a “Covered Person” and collectively, the “Covered Persons”) shall be liable to the Partnership or any other Partner for any act or omission (in relation to the Partnership, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person (other than any act or omission constituting Cause), unless there is a final and non-appealable judicial determination and/or determination of an arbitrator that such Covered Person did not act in good faith and in what such Covered Person reasonably believed to be in, or not opposed to, the best interests of the Partnership and within the authority granted to such Covered Person by this Agreement, and, with respect to any criminal act or proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful. Each Covered Person shall be entitled to rely in good faith on the advice of legal counsel to the Partnership, accountants and other experts or professional advisors, and no action taken by any Covered Person in reliance on such advice shall in any event subject such person to any liability to any Partner or the Partnership. To the extent that, at law or in equity, a Partner has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to another Partner, to the fullest extent permitted by law, such Partner acting under this Agreement shall not be liable to the Partnership or to any such other Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of a Partner otherwise existing at law or in equity, are agreed by the Partners, to the fullest extent permitted by law, to modify to that extent such other duties and liabilities of such Partner.

(b) Indemnification. To the fullest extent permitted by law, the Partnership shall indemnify and hold harmless (but only to the extent of the Partnership’s assets (including, without limitation, the remaining Commitments of the Partners) each Covered Person from and against any and all claims, damages, losses, costs, expenses and liabilities (including, without limitation, amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim), joint and several, of any nature whatsoever, known or unknown, liquidated or unliquidated (collectively, “Losses”), arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of such Covered Person’s participation in the affairs of the Partnership or which relate to or arise out of or in connection with the Partnership, its property, its business or affairs (other than claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, arising out of any act or omission of such Covered Person constituting Cause); provided, that a Covered Person shall not be entitled to indemnification under this Section with respect to any claim, issue or matter if there is a final and non-appealable judicial determination and/or determination of an arbitrator that such Covered Person did not act in good faith and in what such Covered Person reasonably believed to be in, or not opposed to, the best interest of the Partnership and within the authority granted to such Covered Person by this Agreement, and, with respect to any criminal act or proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful; provided further, that if such Covered Person is a Partner or a Withdrawn Partner, such Covered Person shall bear its share of such Losses in accordance with such Covered Person’s Profit Sharing Percentage in the Partnership as of the time of the actions or omissions that gave rise to such Losses. To the fullest extent permitted by law, expenses (including legal fees) incurred by a Covered Person (including, without limitation, the General Partner) in defending any claim, demand, action, suit or proceeding may, with the approval of the General Partner, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of a written undertaking by or on behalf of the Covered Person to repay such amount to the extent that it shall be subsequently determined that the Covered Person is not entitled to be indemnified as authorized in this Section, and the Partnership and its Affiliates shall have a continuing right of offset against such Covered Person’s interests/investments in the Partnership and such Affiliates and shall have the right to withhold amounts otherwise distributable to such Covered Person to satisfy such repayment obligation. If a Partner institutes litigation against a Covered Person which gives rise to an indemnity obligation hereunder, such Partner shall be responsible, up to the amount of such Partner’s Interests and remaining Commitment, for such Partner’s pro rata share of the Partnership’s expenses related to such indemnity obligation, as determined by the General Partner. The Partnership may purchase insurance, to the extent available at reasonable cost, to cover losses, claims, damages or liabilities covered by the foregoing indemnification provisions. Partners will not be personally obligated with respect to indemnification pursuant to this Section.

Section 3.8. Tax Representation. Each Limited Partner certifies that (A) (x) (i) the Limited Partner’s name, social security number and address provided to the Partnership and its Affiliates pursuant to an IRS Form W-9, Payer’s Request for Taxpayer Identification Number Certification (“W-9”) or otherwise are correct and (ii) the Limited Partner will complete and return a W-9, and (y) (i) the Limited Partner is not a non-resident alien individual (as defined in the Code) and (ii) the Limited Partner will notify the Partnership within 60 days of a change to foreign (non-United States) status or (B) (x) (i) the information on the completed IRS Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, (“W-8BEN”) or otherwise is correct and (ii) the Limited Partner will complete and return a W-8BEN and (y) (i) the Limited Partner is a non-resident alien individual (as defined in the Code) and (ii) the Limited Partner will notify the Partnership within 60 days of change of foreign (non-United States) status. The Limited Partner agrees to properly execute and provide to the Partnership in a timely manner any tax documentation that may be reasonably required by the General Partner.

ARTICLE IV

CAPITAL OF THE PARTNERSHIP

Section 4.1. Capital Contributions by Partners. (a) Except as agreed by the Managing Member and a Regular Member, such Limited Partner shall not be required to make capital contributions to the Partnership at such times and in such amounts as are required to fund the Required Amounts, as determined by the General Partner from time to time; provided, that (i) such additional capital contributions may be made pro rata among the Limited Partners based upon the allocation of the Carried Interest in each BREI Investment by the General Partner and (ii) additional capital contributions in excess of Required Amounts which are to be used for ongoing business operations (as distinct from financing legal or other specific liabilities of the Partnership) (including those specifically set forth in Sections 4.1(d) and 5.8(d)); provided further, that the General Partner may excuse any Nonvoting Limited Partner from making capital contributions to fund Required Amounts as provided in the books and records of the Partnership. Limited Partners (other than Special Limited Partners) shall not be required to make additional capital contributions to the Partnership except (i) as a condition of an increase in such Limited Partner’s Profit Sharing Percentage, or (ii) as specifically set forth in this Agreement; provided, however, that the General Partner and any Limited Partner (other than a Special Limited Partner) may agree from time to time that such Limited Partner shall make an additional capital contribution to the Partnership; provided further that each Investor Limited Partner shall maintain its capital account at a level equal to the product of (i) its Profit Sharing Percentage from time to time and (ii) the total capital of the Partnership; provided further, that the foregoing in no way limits any other provision of this Agreement (including without limitation, Sections 5.8(d) and (e) and 6.5) or of any written agreement between a Partner and the Partnership or an Affiliate thereof which requires the making of any such additional capital contribution. If required by applicable law, the maximum amount of capital a Limited Partner is obligated to contribute to the Partnership shall be disclosed in a Certificate filed in accordance with the Partnership Act; and provided further, that the General Partner shall be required to make a maximum capital contribution of (U.S.)$1,000. Notwithstanding the foregoing, the unfunded amount of any Limited Partner’s commitment to make capital contributions to the Partnership (such Limited Partner’s “Unfunded Commitment”) may be determined and redetermined by the General Partner from time to time (including, without limitation, any redetermination that results in a reduction in such Limited Partner’s Unfunded Commitment, which reduction may be retroactive); provided that each Limited Partner agrees to make capital contributions in the full amount of such Limited Partner’s Unfunded Commitment at any time, on condition that the General Partner does not thereafter make a redetermination that results in a reduction in such Limited Partner’s Unfunded Commitment and subject to all other terms and conditions set forth herein and/or in any other agreement relating thereto; and provided further, that, following an initial determination of a Limited Partner’s commitment such Limited Partner’s Unfunded Commitment shall not be increased without the consent of such Limited Partner. Any provision of this Agreement to the contrary notwithstanding, no capital contribution shall become due and payable or be required to be made by any Partner, unless and until it shall be called by the General Partner for the purposes set forth herein or in the Commitment Agreements or SMD Agreements of such Partner.

(b) Each capital contribution by a Partner shall be credited to the appropriate capital account of such Partner in accordance with Section 5.2.

(c) The General Partner may elect on a case by case basis to (i) cause the Partnership to loan any Partner (including any additional Partner admitted to the Partnership pursuant to Section 6.1 but excluding any Partner that is an executive officer of The Blackstone Group L.P.) the amount of any capital contribution required to be made by such Partner or (ii) permit any Partner (including any additional Partner admitted to the Partnership pursuant to Section 6.1) to make a required capital contribution to the Partnership in installments in kind, in each case on terms (including valuation of contributed property in the case of in kind contributions permitted by the General Partner) determined by the General Partner.

(d) (i) The Partners have entered into the Trust Agreement, pursuant to which certain amounts of the distributions relating to the Carried Interest will be paid to the Trustee(s) for deposit in the Trust Account (such amounts to be paid to the Trustee(s) for deposit in the Trust Account constituting a “Holdback”). The General Partner shall determine, as set forth below, the percentage of each distribution of Carried Interest that shall be withheld for each Partner Category (such withheld percentage constituting such Partner Category’s “Holdback Percentage”). The applicable Holdback Percentages initially shall be 15% for Existing Partners (other than the General Partner), 0% for Holdings, 21% for Retaining Withdrawn Partners and 24% for Deceased Partners (the “Initial Holdback Percentages”).

(ii) The Holdback Percentage may not be reduced for any individual Partner as compared to the other Partners in his Partner Category (except as provided in clause (iv) below). The General Partner may only reduce the Holdback Percentages among the Partner Categories on a proportionate basis; provided, that the Holdback Percentage applicable to Holdings may not be increased or decreased without its consent. For example, if the Holdback Percentage for Existing Partners is decreased to 12.5%, the Holdback Percentage for Retaining Withdrawn Partners and Deceased Partners shall be reduced to 17.5% and 20%, respectively. Any reduction in the Holdback Percentage for any Partner shall apply only to distributions relating to Carried Interest made after the date of such reduction.

(iii) The Holdback Percentage may not be increased for any individual Partner as compared to the other Partners in his Partner Category (except as provided in clause (iv) below). The General Partner may not increase the Retaining Withdrawn Partners’ Holdback Percentage beyond 21% unless the General Partner increases the Existing Partners’ Holdback Percentage to 21%. The General Partner may not increase the Deceased Partners’ Holdback Percentage beyond 24% unless it increases the Holdback Percentage for both Existing Partners and Retaining Withdrawn Partners to 24%. The General Partner may not increase the Holdback Percentage of any Partner Category beyond 24% unless such increase applies equally to all Partner Categories. Any increase in the Holdback Percentage for any Partner shall apply only to distributions relating to Carried Interest made after the date of such increase. The foregoing shall in no way prevent the General Partner from proportionately increasing the Holdback Percentage of any Partner Category (following a reduction of the Holdback Percentages below the Initial Holdback Percentages), if the resulting Holdback Percentages are consistent with the above. For example, if the General Partner reduces the Holdback Percentages for Existing Partners, Retaining Withdrawn Partners and Deceased Partners to 12.5%, 17.5% and 20%, respectively, the General Partner shall have the right to subsequently increase the Holdback Percentages to the Initial Holdback Percentages.

(iv) (A) Notwithstanding anything contained herein to the contrary, the Partnership may increase or decrease the Holdback Percentage for any Partner in any Partner Category (in such capacity, the “Subject Partner”) pursuant to a majority vote of the Special Limited Partners and of the special limited partners of BRE Associates (a “Holdback Vote”); provided, that, notwithstanding anything to the contrary contained herein, the Holdback Percentage applicable to the General Partner shall not be increased or decreased without its prior written consent; provided further, that a Subject Partner’s Holdback Percentage shall not be (I) increased prior to such time as such Subject Partner (x) is notified by the Partnership of the decision to increase such Subject Partner’s Holdback Percentage and (y) has, if requested by such Subject Partner, been given 30 days to gather and provide information to the Partnership for consideration before a second Holdback Vote (requested by the Subject Partner) and (II) decreased unless such decrease occurs subsequent to an increase in a Subject Partner’s Holdback Percentage pursuant to a Holdback Vote under this clause (iv); provided further, that such decrease shall not exceed an amount such that such Subject Partner’s Holdback Percentage is less than the prevailing Holdback Percentage for such Subject Partner’s Partner Category; provided further, that a Partner or a special limited partner of BRE Associates shall not vote to increase a Subject Partner’s Holdback Percentage unless such voting partner determines, in his good faith judgment, that the facts and circumstances indicate that it is reasonably likely that such Subject Partner, or any of his successors or assigns (including his estate or heirs) who at the time of such vote holds the Partnership interest or otherwise has the right to receive distributions relating thereto, will not be capable of satisfying any Recontribution Amounts that may become due.

(B) A Holdback Vote shall take place at a Partnership meeting, which shall also include the special limited partners of BRE Associates. Each Special Limited Partner or special limited partner of BRE Associates shall be entitled to cast one vote with respect to the Holdback Vote regardless of such Special Limited Partner’s interest in the Partnership or special limited partner of BRE Associates’s interest in BRE Associates, as the case may be. Such vote may be cast by any such Special Limited Partner or special limited partner in person or by proxy.

(C) If the result of the second Holdback Vote is an increase in a Subject Partner’s Holdback Percentage, such Subject Partner may submit the decision to an arbitrator, the identity of which is mutually agreed upon by both the Subject Partner and the Partnership; provided, that if the Partnership and the Subject Partner cannot agree upon a mutually satisfactory arbitrator within 10 days of the second Holdback Vote, each of the Partnership and the Subject Partner shall request its candidate for arbitrator to select a third arbitrator satisfactory to such candidates; provided further, that if such candidates fail to agree upon a mutually satisfactory arbitrator within 30 days of such request, the then sitting President of the American Arbitration Association shall unilaterally select the arbitrator. Each Subject Partner that submits the decision of the Partnership pursuant to the second Holdback Vote to arbitration and the Partnership shall estimate their reasonably projected out-of-pocket expenses relating thereto and each such party shall, to the satisfaction of the arbitrator and prior to any determination being made by the arbitrator, pay the total of such estimated expenses (i.e., both the Subject Partner’s and the Partnership’s expenses) into an escrow account to be controlled by Simpson Thacher & Bartlett LLP, as escrow agent (or such other comparable law firm as the Partnership and Subject Partner shall agree). The arbitrator shall direct the escrow agent to pay out of such escrow account all expenses associated with such arbitration (including costs leading thereto) and to return to the “victorious” party the entire amount of funds such party paid into such escrow account. If the amount contributed to the escrow account by the losing party is insufficient to cover the expenses of such arbitration, such “losing” party shall then provide any additional funds necessary to cover such costs to such “victorious” party. For purposes hereof, the “victorious” party shall be the Partnership, if the Holdback Percentage ultimately determined by the arbitrator is closer to the percentage determined in the second Holdback Vote than it is to the prevailing Holdback Percentage for the Subject Partner’s Partner Category; otherwise, the Subject Partner shall be the “victorious” party. The party that is not the “victorious” party shall be the “losing” party.

(D) In the event of a decrease in a Subject Partner’s Holdback Percentage (1) pursuant to a Holdback Vote under this clause (iv) or (2) pursuant to a decision of an arbitrator under paragraph (C) of this clause (iv), the Partnership shall release and distribute to such Subject Partner any Trust Amounts (and the Trust Income thereon (except as expressly provided herein with respect to using Trust Income as Firm Collateral)) which exceed the required Holdback of such Subject Partner (in accordance with such Subject Partner’s reduced Holdback Percentage) as though such reduced Holdback Percentage had applied since the increase of the Subject Partner’s Holdback Percentage pursuant to a previous Holdback Vote under this clause (iv).

(v) (A) If a Partner’s Holdback Percentage exceeds 15% (such percentage in excess of 15% constituting the “Excess Holdback Percentage”), such Partner may satisfy the portion of his Holdback obligation in respect of his Excess Holdback Percentage (such portion constituting such Partner’s “Excess Holdback”), and such Partner (or a Withdrawn Partner with respect to amounts contributed to the Trust Account while he was a Partner), to the extent his Excess Holdback obligation has previously been satisfied in cash, may obtain the release of the Trust Amounts (but not the Trust Income thereon which shall remain in the Trust Account and allocated to such Partner or Withdrawn Partner) satisfying such Partner’s or Withdrawn Partner’s Excess Holdback obligation, by pledging or otherwise making available to the Partnership, on a first priority basis (except as provided below), all or any portion of his Firm Collateral in satisfaction of his Excess Holdback obligation. Any Partner seeking to satisfy all or any portion of the Excess Holdback utilizing Firm Collateral shall sign such documents and otherwise take such other action as is necessary or appropriate (in the good faith judgment of the General Partner) to perfect a first priority security interest in, and otherwise assure the ability of the Partnership to realize on (if required), such Firm Collateral; provided, that in the case of entities listed on the books and records of the Partnership, in which Partners/members are permitted to pledge their interests therein to finance all or a portion of their capital contributions thereof (“Pledgable Blackstone Interests”), to the extent a first priority security interest is unavailable because of an existing lien on such Firm Collateral, the Partner or Withdrawn Partner seeking to utilize such Firm Collateral shall grant the Partnership a second priority security interest therein in the manner provided above; provided further, that (x) to the extent that neither a first priority nor a second priority security interest in Pledgable Blackstone Interests is available, or (y) if the General Partner otherwise determines in its good faith judgment that a security interest in Firm Collateral (and the corresponding documents and actions) are not necessary or appropriate, the Partner or Withdrawn Partner shall (in the case of either clause (x) or (y) above) irrevocably instruct in writing the relevant partnership, limited liability company or other entity listed on Exhibit A to remit any and all net proceeds resulting from a Firm Collateral Realization on such Firm Collateral to the Trustee(s) as more fully provided in clause (B) below. The Partnership shall, at the request of any Partner or Withdrawn Partner, assist such Partner or Withdrawn Partner in taking such action necessary to enable such Partner or Withdrawn Partner to use Firm Collateral as provided hereunder.

(B) If upon a sale or other realization of all or any portion of any Firm Collateral (a “Firm Collateral Realization”), the remaining Firm Collateral is insufficient to cover any Partner’s or Withdrawn Partner’s Excess Holdback requirement, then up to 100% of the net proceeds otherwise distributable to such Partner or Withdrawn Partner from such Firm Collateral Realization (including distributions subject to the repayment of financing sources as in the case of items (5) and (6) in the books and records of the Partnership) shall be paid into the Trust Account to fully satisfy such Excess Holdback requirement (allocated to such Partner or Withdrawn Partner) and shall be deemed to be Trust Amounts for purposes hereunder. Any net proceeds from such Firm Collateral Realization in excess of the amount necessary to satisfy such Excess Holdback requirement shall be distributed to such Partner or Withdrawn Partner.

(C) Upon any valuation or revaluation of Firm Collateral that results in a decreased valuation of such Firm Collateral so that such Firm Collateral is insufficient to cover any Partner’s or Withdrawn Partner’s Excess Holdback requirement (including upon a Firm Collateral Realization, if net proceeds therefrom and the remaining Firm Collateral are insufficient to cover any Partner’s or Withdrawn Partner’s Excess Holdback requirement), the Partnership shall provide notice of the foregoing to such Partner or Withdrawn Partner and such Partner or Withdrawn Partner shall, within 30 days of receiving such notice, contribute cash (or additional Firm Collateral) to the Trust Account in an amount necessary to satisfy his Excess Holdback requirement. If any such Partner or Withdrawn Partner defaults upon his obligations under this clause (C), then Section 5.8(d)(ii) shall apply thereto; provided, that the first sentence of Section 5.8(d)(ii) shall be deemed inapplicable to a default under this clause (C); provided further, that for purposes of applying Section 5.8(d)(ii) to a default under this clause (C): (1) the term “Defaulting Party” where such term appears in such Section 5.8(d)(ii) shall be construed as “defaulting party” for purposes hereof and (2) the terms “Net Recontribution Amount” and “Recontribution Amount” where such terms appear in such Section 5.8(d)(ii) shall be construed as the amount due pursuant to this clause (C).

(vi) Any Partner or Withdrawn Partner may (i) obtain the release of any Trust Amounts (but not the Trust Income thereon which shall remain in the Trust Account and allocated to such Partner or Withdrawn Partner) or Firm Collateral, in each case, held in the Trust Account for the benefit of such Partner or Withdrawn Partner or (ii) require the Partnership to distribute all or any portion of amounts otherwise required to be placed in the Trust Account (whether cash or Firm Collateral), by obtaining a letter of credit for the benefit of the Trustee(s) (an “L/C”) in such amounts. Any Partner or Withdrawn Partner choosing to furnish an L/C to the Trustee(s) (in such capacity, an “L/C Partner”) shall deliver to the Trustee(s) an unconditional and irrevocable L/C from a commercial bank whose (A) short-term deposits are rated at least A-1 by S&P and P-1 by Moody’s (if the L/C is for a term of 1 year or less), or (B) long-term deposits are rated at least A+ by S&P or A1 by Moody’s (if the L/C is for a term of 1 year or more) (each a “Required Rating”). If the relevant rating of the commercial bank issuing such L/C drops below the relevant Required Rating, the L/C Partner shall supply to the Trustee(s), within 30 days of such occurrence, a new L/C from a commercial bank whose relevant rating is at least equal to the relevant Required Rating, in lieu of the insufficient L/C. In addition, if the L/C has a term expiring on a date earlier than the latest possible termination date of BREI, the Trustee(s) shall be permitted to drawdown on such L/C if the L/C Partner fails to provide a new L/C from a commercial bank whose relevant rating is at least equal to the relevant Required Rating, at least 30 days prior to the stated expiration date of such existing L/C. The Trustee(s) shall notify an L/C Partner 10 days prior to drawing on any L/C. The Trustee(s) may (as directed by the Partnership in the case of clause (1) below) draw down on an L/C only if (1) such a drawdown is necessary to satisfy an L/C Partner’s obligation relating to the Partnership’s obligations under the Clawback Provisions or (2) an L/C Partner has not provided a new L/C from a commercial bank whose relevant rating is at least equal to the relevant Required Rating (or the requisite amount of cash and/or Firm Collateral (to the extent permitted hereunder)), at least 30 days prior to the stated expiration of an existing L/C in accordance with this clause (vi). The Trustee(s), as directed by the Partnership, shall return to any L/C Partner his L/C upon (1) termination of the Trust Account and satisfaction of the Partnership’s obligations, if any, in respect of the Clawback Provisions, (2) an L/C Partner satisfying his entire Holdback obligation in cash and Firm Collateral (to the extent permitted hereunder), or (3) the release, by the Trustee(s), as directed by the Partnership, of all amounts in the Trust Account to Partners or Withdrawn Partners. If an L/C Partner satisfies a portion of his Holdback obligation in cash and/or Firm Collateral (to the extent permitted hereunder) or if the Trustee(s), as directed by the Partnership, release a portion of the amounts in the Trust Account to the Partners or Withdrawn Partners in the Partner Category of such L/C Partner, an L/C Partner’s L/C may be reduced by an amount corresponding to such portion satisfied in cash and/or Firm Collateral (to the extent permitted hereunder) or such portion released by the Trustee(s), as directed by the Partnership; provided, that in no way shall the general release of any Trust Income cause an L/C Partner to be permitted to reduce the amount of an L/C by any amount.

(vii) Any in-kind distributions by the Partnership relating to Carried Interest shall be made in accordance herewith as though such distributions consisted of cash. The Partnership may direct the Trustee(s) to dispose of any in-kind distributions held in the Trust Account at any time. The net proceeds therefrom shall be treated as though initially contributed to the Trust Account.

(viii) (A) Any Partner or Withdrawn Partner may satisfy all or any portion of his Holdback (excluding any Excess Holdback), and such Partner or a Withdrawn Partner may, to the extent his Holdback (excluding any Excess Holdback) has been previously satisfied in cash or by the use of an L/C as provided herein, obtain a release of Trust Amounts (but not the Trust Income thereon which shall remain in the Trust Account and allocated to such Partner or Withdrawn Partner) that satisfy such Partner’s or Withdrawn Partner’s Holdback (excluding any Excess Holdback) by pledging to the Trustee(s) on a first priority basis all of his Special Firm Collateral in a particular Qualifying Fund, which at all times must equal or exceed the amount of the Holdback distributed to the Partner or Withdrawn Partner (as more fully set forth below). Any Partner seeking to satisfy such Partner’s Holdback utilizing Special Firm Collateral shall sign such documents and otherwise take such other action as is necessary or appropriate (in the good faith judgment of the General Partner) to perfect a first priority security interest in, and otherwise assure the ability of the Trustee(s) to realize on (if required), such Special Firm Collateral.

(B) If upon a distribution, withdrawal, sale, liquidation or other realization of all or any portion of any Special Firm Collateral (a “Special Firm Collateral Realization”), the remaining Special Firm Collateral (which shall not include the amount of Firm Collateral that consists of a Qualifying Fund and is being used in connection with an Excess Holdback) is insufficient to cover any Partner’s or Withdrawn Partner’s Holdback (when taken together with other means of satisfying the Holdback as provided herein (i.e., cash contributed to the Trust Account or an L/C in the Trust Account)), then up to 100% of the net proceeds otherwise distributable to such Partner or Withdrawn Partner from such Special Firm Collateral Realization (which shall not include the amount of Firm Collateral that consists of a Qualifying Fund and is being used in connection with an Excess Holdback) shall be paid into the Trust (and allocated to such Partner or Withdrawn Partner) to fully satisfy such Holdback and shall be deemed thereafter to be Trust Amounts for purposes hereunder. Any net proceeds from such Special Firm Collateral Realization in excess of the amount necessary to satisfy such Holdback (excluding any Excess Holdback) shall be distributed to such Partner or Withdrawn Partner. To the extent a Qualifying Fund distributes Securities to a Partner or Withdrawn Partner in connection with a Special Firm Collateral Realization, such Partner or Withdrawn Partner shall be required to promptly fund such Partner’s or Withdrawn Partner’s deficiency with respect to his Holdback in cash or an L/C.

(C) Upon any valuation or revaluation of the Special Firm Collateral and/or any adjustment in the Applicable Collateral Percentage applicable to a Qualifying Fund, if such Partner’s or Withdrawn Partner’s Special Firm Collateral valued at less than such Partner’s Holdback (excluding any Excess Holdback) as provided in the books and records of the Partnership, taking into account other permitted means of satisfying the Holdback hereunder, the Partnership shall provide notice of the foregoing to such Partner or Withdrawn Partner and, within 10 business days of receiving such notice, such Partner or Withdrawn Partner shall contribute cash or additional Special Firm Collateral to the Trust Account in an amount necessary to make up such deficiency. If any such Partner or Withdrawn Partner defaults upon his obligations under this clause (C), then Section 5.8(d)(ii) shall apply thereto; provided, that clause (A) of the first sentence of Section 5.8(d)(ii) shall be deemed inapplicable to such default; provided further, that for purposes of applying Section 5.8(d)(ii) to a default under this clause (C): (I) the term “Defaulting Party” where such term appears in such Section 5.8(d)(ii) shall be construed as “defaulting party” for purposes hereof and (II) the terms “Net Recontribution Amount” and “Recontribution Amount” where such terms appear in such Section 5.8(d)(ii) shall be construed as the amount due pursuant to this clause (C).

(D) Upon a Partner becoming a Withdrawn Partner, at any time thereafter the General Partner may revoke the ability of such Withdrawn Partner to use Special Firm Collateral as set forth in this Section 4.1(d)(viii), notwithstanding anything else in this Section 4.1(d)(viii). In that case the provisions of clause (C) above shall apply to the Withdrawn Partner’s obligation to satisfy the Holdback (except that 30 days’ notice of such revocation shall be given), given that the Special Firm Collateral is no longer available to satisfy any portion of the Holdback (excluding any Excess Holdback).

(E) Nothing in this Section 4.1(d)(viii) shall prevent any Partner or Withdrawn Partner from using any amount of such Partner’s interest in a Qualifying Fund as Firm Collateral; provided that at all times Section 4.1(d)(v) and this Section 4.1(d)(viii) are each satisfied.

Section 4.2. Interest. Interest on the balances of the Partners’ capital (excluding capital invested in Investments and, if deemed appropriate by the General Partner, capital invested in any other investment of the Partnership) shall be credited to the Partners’ capital accounts at the end of each accounting period pursuant to Section 5.2, or at any other time as determined by the General Partner, at rates determined by the General Partner from time to time, and shall be charged as an expense of the Partnership.

Section 4.3. Withdrawals of Capital. The Partners may not withdraw capital from the Partnership except (i) for distributions of cash or other property pursuant to Section 5.8, (ii) as otherwise expressly provided in this Agreement, or (iii) as determined by the General Partner.

ARTICLE V

PARTICIPATION IN PROFITS AND LOSSES

Section 5.1. General Accounting Matters. (a) Net Income (Loss) shall be determined by the General Partner at the end of each accounting period and shall be allocated as described in Section 5.4.

(b) “Net Income (Loss)” from any activity of the Partnership for any accounting period means (i) the gross income realized by the Partnership from such activity during such accounting period less (ii) all expenses of the Partnership, and all other items that are deductible from gross income, for such accounting period that are allocable to such activity (determined as provided below).

“Net Income (Loss)” from any Investment for any accounting period in which such Investment has not been sold or otherwise disposed of means (i) the gross amount of dividends, interest or other income received by the Partnership from such Investment during such accounting period less (ii) all expenses of the Partnership for such accounting period that are allocable to such Investment (determined as provided below).

“Net Income (Loss)” from any Investment for the accounting period in which such Investment is sold or otherwise disposed of means (i) the sum of the gross proceeds from the sale or other disposition of such Investment and the gross amount of dividends, interest or other income received by the Partnership from such Investment during such accounting period less (ii) the sum of the cost or other basis to the Partnership of such Investment and all expenses of the Partnership for such accounting period that are allocable to such Investment.

Net Income (Loss) shall be determined in accordance with the accounting method used by the Partnership for U.S. federal income tax purposes with the following adjustments: (i) any income of the Partnership that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Net Income (Loss) shall be added to such taxable income or loss; (ii) if any asset has a value on the books of the Partnership that differs from its adjusted tax basis for U.S. federal income tax purposes, any depreciation, amortization or gain resulting from a disposition of such asset shall be calculated with reference to such value; (iii) upon an adjustment to the value of any asset on the books of the Partnership pursuant to Regulation Section 1.704-1(b)(2), the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (iv) any expenditures of the Partnership not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Net Income (Loss) pursuant to this definition shall be treated as deductible items; (v) any income from an Investment that is payable to Partnership employees in respect of “phantom interests” in such Investment awarded by the General Partner to employees shall be included as an expense in the calculation of Net Income (Loss) from such Investment, and (vi) items of income and expense (including interest income and overhead and other indirect expenses) of the Partnership, Holdings and other affiliates of the Partnership shall be allocated among the Partnership, Holdings and such affiliates, among various Partnership activities and Investments and between accounting periods, in each case as determined by the General Partner. Any adjustments to Net Income (Loss) as it deem appropriate from time to time, including adjustments for items of income accrued but not yet received, unrealized gains, items of expense accrued but not yet paid, unrealized losses, reserves (including reserves for taxes, bad debts, actual or threatened litigation, or any other expenses, contingencies or obligations) and other appropriate items shall be made in accordance with U.S. generally accepted accounting principles (“GAAP”); provided that the General Partner shall not be required to make any such adjustment.

(c) An accounting period shall be a Fiscal Year except that, at the option of the General Partner, an accounting period will terminate and a new accounting period will begin on the admission date of an additional Partner or the Settlement Date of a Withdrawn Partner, if any such date is not the first day of a Fiscal Year. If any event referred to in the preceding sentence occurs and the General Partner does not elect to terminate an accounting period and begin a new accounting period, then the General Partner may make such adjustments as it deems appropriate to the Partners’ Profit Sharing Percentages for the accounting period in which such event occurs (prior to any allocations of Unallocated Percentages or adjustments to Profit Sharing Percentages pursuant to Section 5.3) to reflect the Partners’ average Profit Sharing Percentages during such accounting period; provided, however, that the Profit Sharing Percentages of Partners in Net Income (Loss) from Investments acquired during such accounting period will be based on Profit Sharing Percentages in effect when each such Investment was acquired.

(d) In establishing Profit Sharing Percentages and allocating Unallocated Percentages pursuant to Section 5.3, the General Partner may consider such factors as it deems appropriate.

(e) All determinations, valuations and other matters of judgment required to be made for accounting purposes under this Agreement shall be made by the General Partner and approved by the Partnership’s independent accountants. Such approved determinations, valuations and other accounting matters shall be conclusive and binding on all Partners, all Withdrawn Partners, their successors, heirs, estates or legal representatives and any other person, and to the fullest extent permitted by law no such person shall have the right to an accounting or an appraisal of the assets of the Partnership or any successor thereto.

Section 5.2. Capital Accounts. (a) There shall be established for each Partner on the books of the Partnership, to the extent and at such times as may be appropriate, one or more capital accounts as the General Partner may deem to be appropriate for purposes of accounting for such Partner’s interests in the capital and Net Income (Loss) of the Partnership.

(b) As of the end of each accounting period or, in the case of a contribution to the Partnership by one or more of the Partners or a distribution by the Partnership to one or more of the Partners, at the time of such contribution or distribution, (i) the appropriate capital accounts of each Partner shall be credited with the following amounts: (A) the amount of cash and the value of any property contributed by such Partner to the capital of the Partnership during such accounting period, (B) the Net Income allocated to such Partner for such accounting period and (C) the interest credited on the balance of such Partner’s capital for such accounting period pursuant to Section 4.3; and (ii) the appropriate capital accounts of each Partner shall be debited with the following amounts: (x) the amount of cash, the principal amount of any subordinated promissory note of the Partnership referred to in Section 6.5(k) (as such amount is paid) and the value of any property distributed to such Partner during such accounting period and (y) the Net Loss allocated to such Partner for such accounting period.

Section 5.3. Profit Sharing Percentages. (a) Prior to the beginning of each annual accounting period, the General Partner shall (i) establish the Profit Sharing Percentage of each Partner in each category of Net Income (Loss) for such annual accounting period pursuant to Section 5.1(a) taking into account such factors as the General Partner deems appropriate, including those referred to in Section 5.1(d), and (ii) disclose such Profit Sharing Percentages as required by the Partnership Act; provided, however, that (i) the General Partner may elect to establish Profit Sharing Percentages in Net Income (Loss) from any Investment acquired by the Partnership during such accounting period at the time such Investment is acquired in accordance with paragraph (d) below and (ii) Net Income (Loss) for such accounting period from any Investment shall be allocated in accordance with the Profit Sharing Percentages in such Investment established in accordance with paragraph (d) below. The General Partner may establish different Profit Sharing Percentages for any Partner in different categories of Net Income (Loss). In the case of the Withdrawal of a Partner, such former Partner’s Profit Sharing Percentages shall be allocated by the General Partner to one or more of the remaining Partners as the General Partner shall determine. In the case of the admission of any Partner to the Partnership as an additional Partner, the Profit Sharing Percentages of the other Partners shall be reduced by an amount equal to the Profit Sharing Percentage allocated to such new Partner pursuant to Section 6.1(b); such reduction of each other Partner’s Profit Sharing Percentage shall be pro rata based upon such Partner’s Profit Sharing Percentage as in effect immediately prior to the admission of the new Partner. Notwithstanding the foregoing, the General Partner may also adjust the Profit Sharing Percentage of any Partner for any annual accounting period at the end of such annual accounting period in its sole discretion.

(b) The General Partner may elect to allocate to the Partners less than 100% of the Profit Sharing Percentages of any category for any annual accounting period at the time specified in Section 5.3(a) for the annual fixing of Profit Sharing Percentages (any remainder of such Profit Sharing Percentages being called an “Unallocated Percentage”); provided, however, that any Unallocated Percentage in any category of Net Income (Loss) for any annual accounting period that is not allocated by the General Partner within 90 days after the end of such accounting period shall be deemed to be allocated among the Partners (including Holdings) in the manner determined by the General Partner in its sole discretion.

(c) Unless otherwise determined by the General Partner in a particular case, (i) Profit Sharing Percentages in Net Income (Loss) from any Investment shall be allocated in proportion to the Partners’ respective capital contributions in respect of such Investment and (ii) Profit Sharing Percentages in Net Income (Loss) from each Investment shall be fixed at the time such Investment is acquired and shall not thereafter change, subject to any repurchase rights or other requirements established by the General Partner pursuant to Section 5.7. The General Partner shall have no Profit Sharing Percentage in Net Income (Loss) from any Investment, but shall receive its pro rata share, based on its capital contribution, of earnings on short-term and temporary investments of the Partnership.

Section 5.4. Allocations of Net Income (Loss). (a) Except as provided in Sections 5.4(d) and 5.4(e), Net Income for each BREI Investment shall be allocated to the Capital Accounts related to such BREI Investment of all the Partners participating in such BREI Investment: first, in proportion to and to the extent of the amount of Non-Carried Interest (other than amounts representing a return of capital contributions) or Carried Interest distributed to the Partners, second, to Partners that received Non-Carried Interest (other than amounts representing a return of capital contributions) or Carried Interest in years prior to the years such Net Income is being allocated to the extent such Non-Carried Interest (other than amounts representing a return of capital contributions) or Carried Interest exceeded Net Income allocated to such Partners in such earlier years; and third, to the Partners in the same manner that such Non-Carried Interest (other than amounts representing a return of capital contributions) or Carried Interest would have been distributed if cash were available to distribute with respect thereto.

(b) Net Loss of the Partnership shall be allocated as follows: (i) Net Loss relating to realized losses suffered by BREI and allocated (indirectly) to the Partnership with respect to its pro rata share thereof (based on capital contributions made (indirectly) to BREI) shall be allocated to the Partners in accordance with each Partner’s Non-Carried Interest Sharing Percentage (subject to adjustment pursuant to Section 5.8(e)) with respect to the Investment giving rise to such loss suffered by BREI and (ii) Net Loss relating to realized losses suffered by BREI and allocated to the Partnership with respect to the Carried Interest shall be allocated in accordance with a Partner’s (including Withdrawn Partner’s) Carried Interest Give Back Percentage (as of the date of such loss);

(c) Notwithstanding Section 5.4(a) above, Net Income relating to Carried Interest allocated after the allocation of a Net Loss pursuant to clause (ii) of Section 5.4(b) shall be allocated in accordance with such Carried Interest Give Back Percentages until such time as the Partners have been allocated Net Income relating to Carried Interest equal to the aggregate amount of Net Loss previously allocated in accordance with clause (ii) of Section 5.4(b). Withdrawn Partners shall remain Partners for purposes of allocating such Net Loss with respect to Carried Interest.

(d) To the extent the Partnership has any Net Income (Loss) for any accounting period unrelated to BREI, such Net Income (Loss) will be allocated in accordance with Profit Sharing Percentages prevailing at the beginning of such accounting period, except as provided in Section 5.4(e).

(e) The General Partner may authorize from time to time advances to Partners against their allocable shares of Net Income (Loss).

Section 5.5. Liability of General and Limited Partners. (a) General Partner shall have unlimited liability for the satisfaction and discharge of all losses, liabilities and expenses of the Partnership.

(b) Each Limited Partner (including each Special Limited Partner) and former Limited Partner shall be liable for the satisfaction and discharge of all losses, liabilities and expenses of the Partnership allocable to him pursuant to Section 5.4, but only to the extent of his aggregate contribution to the Partnership pursuant to this Agreement. Except as otherwise provided in the following sentence, in no event shall any Limited Partner (including any Special Limited Partner) or former Limited Partner be obligated to make any additional capital contribution to the Partnership in excess of his aggregate capital contribution to the Partnership pursuant to Section 4.1, or have any liability in excess of such aggregate capital contribution for the satisfaction and discharge of the losses, liabilities and expenses of the Partnership. In no way does any of the foregoing limit any Partner’s obligations under Section 4.1(d) or 5.8(d) or otherwise to make capital contributions as provided hereunder. Notwithstanding anything contained herein, each Partner agrees that the exercise of any right or power provided in this Agreement shall not make any Limited Partner liable as a general partner.

Section 5.6. [Intentionally omitted.]

Section 5.7. Repurchase Rights, etc. The General Partner may from time to time establish repurchase rights and/or other requirements with respect to the Partners’ interests in partnership assets (including BREI Investments) as the General Partner may determine. The General Partner shall, prior to the dissolution of the Partnership, have authority to (a) withhold any distribution otherwise payable to any Partner until any such repurchase rights have lapsed or any such other requirements are satisfied, (b) pay any distribution to any Partner that is Contingent as of the distribution date and require the refund of any portion of such distribution that is Contingent as of the Withdrawal Date of such Partner, (c) amend any previously established repurchase rights or other requirements from time to time and (d) make such exceptions thereto as it may determine on a case by case basis.

Section 5.8. Distributions.

(a) (i) The Partnership shall make distributions of available cash (subject to reserves and other adjustments as provided herein) or other property to Partners at such times and in such amounts as are determined by the General Partner. The General Partner shall determine the availability for distribution of, and shall distribute, cash or other property separately for each category of Net Income (Loss) established pursuant to Section 5.1(a). Subject to Section 5.8(e), distributions of cash or other property with respect to Non-Carried Interest shall be made among the Partners in accordance with their respective Non-Carried Interest Sharing Percentages, and, subject to Section 4.1(d), distributions of cash or other property with respect to Carried Interest shall be made among Partners in accordance with their respective Carried Interest Sharing Percentages.

(ii) Special Limited Partner or itself a total percentage of any investment in excess of the aggregate Profit Sharing Percentage of such Special Limited Partner or itself, respectively, and (iii) the percentage so distributed of any investment to any Investor Limited Partner shall not exceed such Partner’s Profit Sharing Percentage of such distribution.

(b) Subject to the Partnership’s having sufficient available cash in the reasonable judgment of the General Partner, the Partnership shall make cash distributions to each Partner with respect to each Fiscal Year of the Partnership in an aggregate amount at least equal to the total U.S. Federal, New York State and New York City income and other taxes that would be payable by such Partner with respect to all categories of Net Income (Loss) allocated to such Partner for such Fiscal Year, the amount of which shall be calculated (i) on the assumption that each Partner is an individual subject to the then prevailing maximum U.S. Federal, New York State and New York City income tax rates, (ii) taking into account the deductibility of state and local income and other taxes for U.S. Federal income tax purposes and (iii) taking into account any differential in applicable rates due to the type and character of

Net Income (Loss) allocated to such Partner. Notwithstanding the provisions of the foregoing sentence, the General Partner may refrain from making any distribution if, in the reasonable judgment of the General Partner, such distribution is prohibited by, or in violation of, the Partnership Act.

(c) The General Partner may provide that the Partner interest of any Partner or employee (including such of Partner’s or employee’s right to distributions and investments of the Partnership related thereto) may be subject to repurchase by the Partnership during such period as the General Partner shall determine (a “Repurchase Period”). Any Contingent distributions from investments subject to repurchase rights will be withheld by the Partnership and will be distributed to the recipient thereof (together with interest thereon at rates determined by the General Partner from time to time) as the recipient’s rights to such distributions become Non-Contingent (by virtue of the expiration of the applicable Repurchase Period or otherwise). The General Partner may elect in an individual case to have the Partnership distribute any Contingent distribution to the applicable recipient thereof irrespective of whether the applicable Repurchase Period has lapsed. If a Partner Withdraws from the Partnership for any reason other than death, Total Disability or Incompetence, the undistributed share of any investment that remains Contingent as of the applicable Withdrawal Date may be repurchased by the Partnership at a purchase price determined at such time by the General Partner. Unless determined otherwise by the General Partner, the repurchased portion thereof will be allocated among the remaining Partners with interests in such investment in proportion to their respective percentage interests in such investment, or if no other Partner has a percentage interest in such specific investment, to Holdings; provided, however, that the General Partner may allocate the Withdrawn Partner’s share of unrealized investment income from a repurchased investment attributable to the period after the Withdrawn Partner’s Withdrawal Date on any basis it may determine, including to existing or new Partners who did not previously have interests in such investment, except that, in any event, each Investor Limited Partner shall be allocated a share of such unrealized investment income equal to its respective Profit Sharing Percentage of such unrealized investment income.

(d) (i) (A) If the Partnership is obligated under the Clawback Provisions to contribute a Clawback Amount to BREI, the Partnership shall call for such amounts as are necessary to satisfy such obligations as determined by the General Partner, in which case each Partner and Withdrawn Partner shall contribute to the Partnership in cash, when and as called by the Partnership, such an amount of prior distributions by the Partnership (and the Other Fund GPs) with respect to Carried Interest (the “Recontribution Amount”) which equals the product of (a) a Partner’s or Withdrawn Partner’s Carried Interest Give Back Percentage and (b) the aggregate Clawback Amount payable by the Partnership. Each Partner and Withdrawn Partner shall promptly contribute to the Partnership, along with satisfying his comparable obligations to the Other Fund GPs, upon such call such Partner’s or Withdrawn Partner’s Recontribution Amount, less the amount paid out of the Trust Account on behalf of such Partner or Withdrawn Partner by the Trustee(s) pursuant to written instructions from the Partnership, or if applicable, any of the Other Fund GPs with respect to Carried Interest (the “Net Recontribution Amount”), irrespective of the fact that the amounts in the Trust Account may be sufficient on an aggregate basis to satisfy the Partnership’s and Other Fund GPs’ obligation under the Clawback Provisions; provided, that to the extent a Partner’s or Withdrawn Partner’s share of the amount paid with respect to the Clawback Amount exceeds his Recontribution Amount, such excess shall be repaid to such Partner or Withdrawn Partner as promptly as reasonably practicable, subject to clause (ii) below; provided further, that such written instructions from the Partnership shall specify each Partner’s and Withdrawn Partner’s Recontribution Amount. Prior to such time, the Partnership may, in its discretion (but shall be under no obligation to), provide notice that in the Partnership’s judgment, the potential obligations in respect of the Clawback Provisions will probably materialize (and an estimate of the aggregate amount of such obligations).

(B) To the extent any Partner or Withdrawn Partner has satisfied any Excess Holdback obligation with Firm Collateral, such Partner or Withdrawn Partner shall, within 10 days of the Partnership’s call for Recontribution Amounts, make a cash payment into the Trust Account in an amount equal to the amount of the Excess Holdback obligation satisfied with such Firm Collateral, or such lesser amount such that the amount in the Trust Account allocable to such Partner or Withdrawn Partner equals the sum of (I) such Partner’s or Withdrawn Partner’s Recontribution Amount and (II) any similar amounts payable to any Other Fund GPs. Immediately upon receipt of such cash, the Trustee(s) shall take such steps as are necessary to release such Firm Collateral of such Partner or Withdrawn Partner equal to the amount of such cash payment. If the amount of such cash payment is less than the amount of Firm Collateral of such Partner or Withdrawn Partner, the balance of such Firm Collateral if any, shall be retained to secure the payment of Deficiency Contributions, if any, and shall be fully released upon the satisfaction of the Partnership’s obligation to pay the Clawback Amount. The failure of any Partner or Withdrawn Partner to make a cash payment in accordance with this clause (B) (to the extent applicable) shall constitute a default under Section 5.8(d)(ii) as if such cash payment hereunder constitutes a Net Recontribution Amount under Section 5.8(d)(ii).

(ii) (A) In the event any Partner or Withdrawn Partner (a “Defaulting Party”) fails to recontribute all or any portion of such Defaulting Party’s Net Recontribution Amount for any reason, the Partnership shall require all other Partners and Withdrawn Partners to contribute, on a pro rata basis (based on each of their respective Carried Interest Give Back Percentages), such amounts as are necessary to fulfill the Defaulting Party’s obligation to pay such Defaulting Party’s Net Recontribution Amount (a “Deficiency Contribution”) if the General Partner determines in its good faith judgment that the Partnership (or Other Fund GP) will be unable to collect such amount in cash from such Defaulting Party for payment of the Clawback Amount at least 20 Business Days prior to the latest date that the Partnership is permitted to pay the Clawback Amount; provided, that, subject to Section 5.8(e), no Partner shall as a result of such Deficiency Contribution be required to contribute an amount in excess of 150% of the amount of the Net Recontribution Amount initially requested from such Partner in respect of such default. . Thereafter, the General Partner shall determine in its good faith judgment that the Partnership should either (1) not attempt to collect such amount in light of the costs associated therewith, the likelihood of recovery and any other factors considered relevant in the good faith judgment of the General Partner or (2) pursue any and all remedies (at law or equity) available to the Partnership against the Defaulting Party, the cost of which shall be a Partnership expense to the extent not ultimately reimbursed by the Defaulting Party. It is agreed that the Partnership shall have the right (effective upon such Defaulting Party becoming a Defaulting Party) to set-off as appropriate and apply against such Defaulting Party’s Net Recontribution Amount any amounts otherwise payable to the Defaulting Party by the Partnership or any Affiliate thereof (including amounts unrelated to Carried Interest, such as returns of capital and profit thereon). Each Partner and Withdrawn Partner hereby grants to the Partnership a security interest, effective upon such Partner or Withdrawn Partner becoming a Defaulting Party, in all accounts receivable and other rights to receive payment from any affiliate of the Partnership and agrees that, upon the effectiveness of such security interest, the Partnership may sell, collect or otherwise realize upon such collateral. In furtherance of the foregoing, each Partner and Withdrawn Partner hereby appoints the Partnership as its true and lawful attorney-in-fact with full irrevocable power and authority, in the name of such Partner or Withdrawn Partner or in its own name, to take any actions which may be necessary to accomplish the intent of the immediately preceding sentence. The Partnership shall be entitled to collect interest on the Net Recontribution Amount of a Defaulting Party from the date such Recontribution Amount was required to be contributed to the Partnership at a rate equal to the Default Rate.

(B) Any Partner’s or Withdrawn Partner’s failure to make a Deficiency Contribution shall cause such Partner or Withdrawn Partner to be a Defaulting Party with respect to such amount. The Partnership shall first seek any remaining Trust Amounts (and Trust Income thereon) allocated to a Partner or Withdrawn Partner to satisfy such Partner’s or Withdrawn Partner’s obligation to make a Deficiency Contribution before seeking cash contributions from such Partner or Withdrawn Partner in satisfaction of such Partner’s or Withdrawn Partner’s obligation to make a Deficiency Contribution.

(iii) A Partner or Withdrawn Partner’s obligation to make contributions to the Partnership under this Section 5.8(d) shall survive the termination of the Partnership.

(e) The Partners acknowledge that the General Partner will (and are hereby authorized to) take such steps as it deems appropriate, in its good faith judgment, to further the objective of providing for the fair and equitable treatment of all Partners, including by allocating Writedowns and Losses (as defined in the BREI Agreement) on BREI Investments that have been the subject of a Writedown and/or Losses (each, a “Loss Investment”) to those Partners who participated in such Loss Investments based on their Carried Interest Sharing Percentage therein to the extent that such Partners receive or have received Carried Interest distributions from other BREI Investments. Consequently and notwithstanding anything herein to the contrary, adjustments to Carried Interest distributions shall be made as set forth in this Section 5.8(e).

(i) At the time the Partnership is making Carried Interest distributions in connection with a BREI Investment (the “Subject Investment”) that have been reduced under the BREI Agreement as a result of one or more Loss Investments, the General Partner shall calculate amounts distributable to or due from each such Partner as follows:

(A) determine each Partner’s share of each such Loss Investment based on his Carried Interest Sharing Percentage in each such Loss Investment (which may be zero) to the extent such Loss Investment has reduced the Carried Interest distributions otherwise available for distribution to all Partners (indirectly through the Partnership from BREI) from the Subject Investment (such reduction, the “Loss Amount”);

(B) determine the amount of Carried Interest distributions otherwise distributable to such Partner with respect to the Subject Investment (indirectly through the Partnership from BREI) before any reduction in respect of the amount determined in clause (A) above (the “Unadjusted Carried Interest Distributions”); and

(C) subtract (I) the Loss Amounts relating to all Loss Investments from (II) the Unadjusted Carried Interests Distributions for such Partner, to determine the amount of Carried Interest distributions to actually be paid to such Partner (“Net Carried Interest Distribution”).

To the extent that the Net Carried Interest Distribution for a Partner as calculated in this clause (i) is a negative number, the General Partner shall (I) notify such Partner, at or prior to the time such Carried Interest distributions are actually made to the Partners, of his obligation to recontribute to the Partnership prior Carried Interest distributions (a “Net Carried Interest Distribution Recontribution Amount”), up to the amount of such negative Net Carried Interest Distribution, and (II) to the extent amounts recontributed pursuant to clause (I) are insufficient to satisfy such negative Net Carried Interest Distribution Amount, reduce future Carried Interest distributions otherwise due such Partner, up to the amount of such remaining negative Net Carried Interest Distribution. If a Partner’s (x) Net Carried Interest Distribution Recontribution

Amount exceeds (y) the aggregate amount of prior Carried Interest distributions less the amount of tax thereon, calculated based on the Assumed Tax Rate (as defined in the BREI Agreement) in effect in the Fiscal Years of such distributions (the “Excess Tax-Related Amount”), then such Partner may, in lieu of paying such Partner’s Excess Tax-Related Amount, defer such amounts as set forth below. Such deferred amount shall accrue interest at the rate of interest publicly announced from time to time by The Chase Manhattan Bank in New York City, as its prime rate. Such deferred amounts shall be reduced and repaid by the amount of Carried Interest otherwise distributable to such Partner in connection with future Carried Interest distributions until such balance is reduced to zero. Any deferred amounts shall be payable in full upon the earlier of (i) such time as the Clawback Amount is determined (as provided herein) and (ii) such time as the Partner becomes a Withdrawn Partner.

To the extent there is an amount of negative Net Carried Interest Distribution with respect to a Partner remaining after the application of this clause (i), notwithstanding clause (II) of the preceding paragraph, such remaining amount of negative Net Carried Interest Distribution shall be allocated to the other Partners pro rata based on each of their Carried Interest Sharing Percentages in the Subject Investment.

A Partner who fails to pay a Net Carried Interest Distribution Recontribution Amount promptly upon notice from the General Partner (as provided above) shall be deemed a Defaulting Party for all purposes hereof.

A Partner may satisfy in part any Net Carried Interest Distribution Recontribution Amount from cash that is then subject to a Holdback, to the extent that the amounts that remain subject to a Holdback satisfy the Holdback requirements hereof as they relate to the reduced amount of aggregate Carried Interest distributions received by such Partner (taking into account any Net Carried Interest Distribution Recontribution Amount contributed to the Partnership by such Partner).

Any Net Carried Interest Distribution Recontribution Amount contributed by a Partner, including amounts of cash subject to a Holdback as provided above, shall increase the amount available for distribution to the other Partners as Carried Interest distributions with respect to the Subject Investment; provided, that any such amounts then subject to a Holdback may be so distributed to the other Partners to the extent a Partner receiving such distribution has satisfied the Holdback requirements with respect to such distribution (taken together with the other Carried Interest distributions received by such Partner to date).

(ii) In the case of Clawback Amounts which are required to be contributed to the Partnership as otherwise provided herein, the obligation of the Partners with respect to any Clawback Amount shall be adjusted by the General Partner as follows:

(A) determine each Partner’s share of any Losses in any BREI Investments which gave rise to the Clawback Amount (i.e., the Losses that followed the last BREI Investment with respect to which Carried Interest distributions were made), based on such Partner’s Carried Interest Sharing Percentage in such BREI Investments;

(B) determine each Partner’s obligation with respect to the Clawback Amount based on such Partner’s Carried Interest Give Back Percentage as otherwise provided herein; and

(C) subtract the amount determined in clause (B) above from the amount determined in clause (A) above with respect to each Partner to determine the amount of adjustment to each Partner’s share of the Clawback Amount (a Partner’s “Clawback Adjustment Amount”).

A Partner’s share of the Clawback Amount shall for all purposes hereof be decreased by such Partner’s Clawback Adjustment Amount, to the extent it is a negative number (except to the extent expressly provided below). A Partner’s share of the Clawback Amount shall for all purposes hereof be increased by such Partner’s Clawback Adjustment Amount (to the extent it is a positive number); provided, that in no way shall a Partner’s aggregate obligation to satisfy a Clawback Amount as a result of this clause (ii) exceed the aggregate Carried Interest distributions received by such Partner. To the extent a positive Clawback Adjustment Amount remains after the application of this clause (ii) with respect to a Partner, such remaining Clawback Adjustment Amount shall be allocated to the Partners (including any Partner whose Clawback Amount was increased pursuant to this clause (ii)) pro rata based on their Carried Interest Give Back Percentage (determined without regard to this clause (ii)).

Any distribution or contribution adjustments pursuant to this Section 5.8(e) by the General Partner shall be based on its good faith judgment, and no Partner shall have any claim against the Partnership, the General Partner or any other Partners as a result of any adjustment made as set forth above. This Section 5.8(e) applies to all Partners, including Withdrawn Partners.

It is agreed and acknowledged that this Section 5.8(e) is an agreement among the Partners and in no way modifies the obligations of each Partner regarding the Clawback Amount as provided in the BREI Agreement.

Section 5.9. Business Expenses. The Partnership shall reimburse the Partners for reasonable travel, entertainment and miscellaneous expenses incurred by them in the conduct of the Partnership’s business in accordance with rules and regulations established by the General Partner from time to time.

ARTICLE VI

ADDITIONAL PARTNERS; WITHDRAWAL OF PARTNERS;

SATISFACTION AND DISCHARGE OF

PARTNERSHIP INTERESTS; TERMINATION

Section 6.1. Additional Partners. (a) Effective on the first day of any month, the General Partner shall have the right to admit one or more additional persons into the Partnership as General Partners or Limited Partners. The General Partner shall determine and negotiate with the additional Partner all terms of such additional Partner’s participation in the Partnership, including the additional Partner’s initial capital contribution and Profit Sharing Percentage. Each additional Partner shall have such voting rights as may be determined by the General Partner from time to time unless, upon the admission to the Partnership of any Limited Partner, the General Partner shall designate that such Limited Partner shall not have such voting rights (any such Limited Partner being called a “Nonvoting Limited Partner”). Any additional Partner shall, as a condition to becoming a Partner, agree to become a party to, and be bound by the terms and conditions of, the Trust Agreement.

(b) The Profit Sharing Percentages to be allocated to an additional Partner as of the date such Partner is admitted to the Partnership, together with the pro rata reduction in all other Partners’ Profit Sharing Percentages as of such date, shall be established by the General Partner pursuant to Section 5.3.

(c) An additional Partner shall be required to contribute to the Partnership his pro rata share of the Partnership’s total capital, excluding capital in respect of Investments in which such Partner does not acquire any interests, at such times and in such amounts as shall be determined by the General Partner in accordance with Section 4.1.

(d) The admission of an additional Partner will be evidenced by (i) the execution of a counterpart copy of this Agreement by such additional Partner or the execution of an amendment to this Agreement by all the Partners (including the additional Partner), as determined by the General Partner, and (ii) the filing of any certificates or notifications pursuant to the Partnership Act. In addition, each additional Partner shall sign a counterpart copy of the Trust Agreement or any other writing evidencing the intent of such person to become a party to the Trust Agreement that is accepted by the General Partner on behalf of the Partnership.

Section 6.2. Withdrawal of Partners. (a) Any Partner may Withdraw voluntarily from the Partnership on the last day of any calendar month, on not less than 15 days’ prior written notice by such Partner to the General Partner (or on such shorter notice period as may be mutually agreed upon between such Partner and the General Partner); provided, however, that a Partner may not voluntarily Withdraw without the consent of the General Partner if such Withdrawal would (i) cause the Partnership to be in default under any of its contractual obligations or (ii) in the reasonable judgment of the General Partner, have a material adverse effect on the Partnership or its business.

(b) (i) Upon the death or Incompetence of any Limited Partner, or the occurrence of any other mandatory Withdrawal event under the Partnership Act with respect to any Limited Partner, such Limited Partner shall thereupon cease to be a Limited Partner.

(ii) The General Partner may not assign or transfer all or any portion of its interest in the Partnership without the prior consent of all the Limited Partners. Each Limited Partner agrees not to withhold its consent in the event an assignment or transfer has been approved by Limited Partners whose Profit Sharing Percentages exceed two-thirds of the Profit Sharing Percentages of all Limited Partners (in each case, as last determined as of the date of the consent). Notwithstanding the foregoing or any other provision of this Agreement, the General Partner may, at any time prior to any Disabling Event with respect to such General Partner and without the consent of any other Partner, convert or merge into, or otherwise assign or transfer its interest as the General Partner of the Partnership to, any other person, and such person will succeed to the position of general partner of the Partnership, with all the rights, powers and obligations associated therewith, provided that any individuals who are shareholders of the General Partner will control and own (in the aggregate), directly or indirectly, not less than a majority of the equity interests in such other person. The Partners, upon the request of the General Partner, agree to provide the General Partner a written ratification of such succession. If the General Partner is converted to another type of entity pursuant to this Section 6.2(b)(ii), the General Partner will not cease to be the General Partner of the Partnership and, upon such conversion, the Partnership will continue without dissolution. If a merger of the General Partner into another person pursuant to this Section 6.2(b)(ii) will not result in the General Partner being the surviving entity of the merger, the person that will be the surviving entity in the merger with the General Partner will itself be admitted to the Partnership as an additional general partner of the Partnership immediately preceding the merger upon its execution of a counterpart to this Agreement and, upon such merger, the Partnership will continue without dissolution. Any purported assignment or transfer pursuant to this Section 6.2(b)(ii) which is not in accordance with this Agreement shall be null and void. The General Partner shall not cease to be the general partner of the Partnership upon the collateral assignment of, or the pledging or granting of a security interest in, its entire interest in the Partnership.

(c) Upon the Total Disability of a Special Limited Partner, such Partner shall thereupon cease to be a Special Limited Partner; provided, however, that the General Partner may elect to admit such Withdrawn Partner to the Partnership as a Nonvoting Limited Partner with such partnership interest as it may determine. The determination of whether any Partner has suffered a Total Disability shall be made by the General Partner in its sole discretion after consultation with a qualified medical doctor. In the absence of agreement between the General Partner and such Partner, each party shall nominate a qualified medical doctor and the two doctors shall select a third doctor, who shall make the determination as to Total Disability.

(d) If the General Partner determines that it shall be in the best interests of the Partnership for any Partner (including any Partner who has given notice of voluntary Withdrawal pursuant to paragraph (a) above) to Withdraw from the Partnership (whether or not Cause exists), such Partner, upon written notice by the General Partner to such Partner, shall be required to Withdraw as of a date specified in such notice, which date shall be on or after the date of such notice. If the General Partner requires any Partner to Withdraw for Cause, such notice shall state that it has been given for Cause and shall describe the particulars thereof in reasonable detail.

(e) The withdrawal from the Partnership of any Partner shall not, in and of itself, affect the obligations of the other Partners to continue the Partnership during the remainder of its term. A Withdrawn General Partner shall remain liable for all obligations of the Partnership incurred while it was a General Partner and resulting from its acts or omissions as a General Partner to the fullest extent provided by law.

Section 6.3. Partnership Interests Not Transferable. (a) No Limited Partner may sell, assign, pledge or otherwise transfer or encumber all or any portion of such Partner’s interest in the Partnership other than as permitted by written agreement between such Partner and the Partnership; provided, however, that this Section 6.3 shall not impair transfers by operation of law, transfers by will or by other testamentary instrument occurring by virtue of the death or dissolution of a Partner, or transfers required by trust agreements; provided further, that a Special Limited Partner may assign, for estate planning purposes, up to 25% of his Profit Sharing Percentage any estate planning trust, limited partnership or limited liability company with respect to which a Partner controls Investment related to any Interest in the Partnership (an “Estate Planning Vehicle”). Each Estate Planning Vehicle will be a Nonvoting Special Limited Partner. Such Partner and the Nonvoting Special Limited Partner will be jointly and severally liable for all obligations of both such Partner and such Nonvoting Special Limited Partner with respect to the Partnership (including the obligation to make additional capital contributions), as the case may be. The General Partner may at its sole option exercisable at any time require such Estate Planning Vehicle to withdraw from the Partnership on the terms of this Article VI. Except as provided in the second proviso to the first sentence of this Section 6.3, no assignee, legatee, distributee, heir or transferee (by conveyance, operation of law or otherwise) of the whole or any portion of any Partner’s interest in the Partnership shall have any right to be a General Partner or Limited Partner without the prior written consent of the General Partner (which consent may be withheld without giving reason therefor). Notwithstanding the granting of a security interest in the entire partnership interest of any Partner, such Partner shall continue to be a partner of the Partnership.

Section 6.4. General Partner Withdrawal. Except as contemplated by Section 6.2(b)(ii), withdrawal by a General Partner is not permitted. The General Partner may, in accordance with Section 6.2(b)(ii), transfer or assign its interest as a general partner in the Partnership. A person who is admitted as an additional or substitute General Partner shall thereby become a General Partner and shall have the right to manage the affairs and take part in the control of the Partnership and to vote as a Partner to the extent of the interest in the Partnership so acquired. The General Partner shall not cease to be the general partner of the Partnership upon the collateral assignment of or the pledging or granting of a security interest in its entire interest in the Partnership.

Section 6.5. Satisfaction and Discharge of a Withdrawn Partner’s Interest. (a) As used in this Agreement, (i) the term “Withdrawn Partner” shall mean a Limited Partner whose interest in the Partnership has been terminated for any reason, including the occurrence of an event specified in Section 6.2, and shall include, unless the context requires otherwise, the estate or legal representatives of any such Partner, (ii) the term “Withdrawal Date” shall mean the date of the Withdrawal from the Partnership of a Withdrawn Partner and (iii) the term “Settlement Date” shall mean the date as of which a Withdrawn Partner’s interest in the Partnership is settled as determined under paragraph (b) below. The provisions of this Section 6.5 are subject to any written agreement between a Withdrawn Partner and the General Partner in accordance with Section 8.4.

(b) Except where a later date for the settlement of a Withdrawn Partner’s interest in the Company may be agreed to by the General Partner and a Withdrawn Partner, a Withdrawn Partner’s Settlement Date shall be his Withdrawal Date; provided, that if a Withdrawn Partner’s Withdrawal is not the last day of a month, then the General Partner may elect for such Withdrawn Partner’s Settlement Date to be the last day of the month in which his Withdrawal Date occurs. During the interval, if any, between a Withdrawn Partner’s Withdrawal Date and Settlement Date, such Withdrawn Partner shall have the same rights and obligations with respect to capital contributions, interest on capital, allocations of Net Income (Loss) and distributions as would have applied had such Withdrawn Partner remained a Partner of the Company during such period.

(c) In the event of the Withdrawal of a Limited Partner, the General Partner shall, promptly after such Withdrawn Partner’s Settlement Date (i) determine and allocate to the Withdrawn Partner’s capital account such Withdrawn Partner’s allocable share of the Net Income (Loss) of the Partnership for the period ending on such Settlement Date in accordance with Article V and (ii) credit the Withdrawn Partner’s capital account with interest in accordance with Section 5.2. In making the foregoing calculations, the General Partner shall be entitled to establish such reserves (including reserves for taxes, bad debts, unrealized losses, actual or threatened litigation or any other expenses, contingencies or obligations) as it deems appropriate. Except as provided in this Section 6.5(c) and unless otherwise determined by the General Partner in a particular case, a Withdrawn Partner shall not be entitled to receive any amounts or Unallocated Percentage in respect of the accounting period during which such Partner Withdraws from the Partnership (whether or not previously awarded or allocated) or any amounts or Unallocated Percentage in respect of prior accounting periods that have not been paid or allocated (whether or not previously awarded) as of such Withdrawn Partner’s Withdrawal Date.

(d) From and after the Settlement Date of the Withdrawn Partner, the Withdrawn Partner’s Profit Sharing Percentages shall, unless otherwise allocated by the General Partner pursuant to Section 5.3(a), be deemed to be Unallocated Percentages (except for Profit Sharing Percentages with respect to Investments as provided in paragraph (f) below).

(e) (i) Upon the Withdrawal from the Partnership of a Partner, such Withdrawn Partner thereafter shall not, except as expressly provided in this Section 6.5, have any rights of a Partner (including voting rights), and, except as expressly provided in this Section 6.5, such Withdrawn Partner shall not have any interest in the Partnership’s Net Income (Loss), distributions, Investments or other assets. If a Partner Withdraws from the Partnership for any reason other than for Cause pursuant to Section 6.2, then the Withdrawn Partner shall be entitled to receive, at the time or times specified in

Section 6.5(i) below, in satisfaction and discharge in full of the Withdrawn Partner’s interest in the Partnership, (x) payment equal to the aggregate credit balance, if any, as of the Settlement Date of the Withdrawn Partner’s capital accounts, (excluding any capital account or portion thereof attributable to any Investment) and (y) the Withdrawn Partner’s percentage interest attributable to each Investment in which the Withdrawn Partner has an interest as of the Settlement Date as provided in paragraph (f) below (which shall be settled in accordance with paragraph (f) below), subject to all the terms and conditions of paragraphs (a)-(q) of this Section 6.5. If the amount determined pursuant to clause (x) above is an aggregate negative balance, the Withdrawn Partner shall pay the amount thereof to the Partnership upon demand by the General Partner on or after the date of the statement referred to in Section 6.5(i) below; provided, however, that if the Withdrawn Partner was solely a Limited Partner (other than a Special Limited Partner) on his Withdrawal Date, such payment shall be required only to the extent of any amounts payable to such Withdrawn Partner pursuant to this Section 6.5. Any aggregate negative balance in the capital accounts of a Withdrawn Partner who was solely a Limited Partner (including a Special Limited Partner), upon the settlement of such Withdrawn Partner’s interest in the Partnership pursuant to this Section 6.5, shall be allocated among the other Partners’ capital accounts in accordance with their respective Profit Sharing Percentages in the categories of Net Income (Loss) giving rise to such negative balance as determined by the General Partner as of such Withdrawn Partner’s Settlement Date. In the settlement of any Withdrawn Partner’s interest in the Partnership, no value shall be ascribed to goodwill, the Partnership name or in anticipation of any value the Partnership or any successor thereto might have in the event the Partnership or any interest therein were to be sold in whole or in part. (ii) Notwithstanding clause (i) of this Section 6.5(e), in the case of a Partner whose Withdrawal resulted from such Partner’s death or Incompetence, such Partner’s estate or legal representative, as the case may be, may elect, at the time described below, to receive a Nonvoting Limited Partner Interest and retain such Partner’s Profit Sharing Percentage in all (but not less than all) illiquid investments of the Partnership in lieu of a cash payment (or Note) in settlement of that portion of the Withdrawn Partner’s interest. The election referred to above shall be made within 60 days after the Withdrawn Partner’s Settlement Date, based on a statement of the settlement of such Withdrawn Partner’s interest in the Partnership pursuant to Section 6.5.

(f) For purposes of clause (y) of paragraph (e) above, a Withdrawn Partner’s “percentage interest” means his Profit Sharing Percentage as of the Settlement Date in the relevant Investment. The Withdrawn Partner shall retain his percentage interest in such Investment and shall retain his capital account or portion thereof attributable to such Investment, in which case such Withdrawn Partner (a “Retaining Withdrawn Partner”) shall become a Nonvoting Limited Partner. The Interests of a Retaining Withdrawn Partner pursuant to this paragraph (f) shall be subject to the terms and conditions applicable to Interests of any kind hereunder and such other terms and conditions as are established by the General Partner. At the option of the General Partner in its sole discretion, the General Partner and the Retaining Withdrawn Partner may agree to have the Partnership acquire such interests without the approval of the other Partners; provided, that the General Partner shall reflect in the books and records of the Partnership the terms of any acquisition pursuant to this sentence.

(g) The General Partner may elect, in lieu of payment in cash of any amount payable to a Withdrawn Partner pursuant to paragraph (e) above, to have the Partnership issue the Withdrawn Partner a subordinated promissory note as provided in paragraph (k) below and/or to distribute in kind to the Withdrawn Partner such Withdrawn Partner’s pro rata share (as determined by the General Partner) of any securities or other investments of the Partnership. If any securities or other investments are distributed in kind to a Withdrawn Partner under this paragraph (g), the amount described in clause (x) of paragraph (e) shall be reduced by the value of such distribution as valued on the latest balance sheet of the Partnership in accordance with generally accepted accounting principles or, if not appearing on such balance sheet, as reasonably determined by the General Partner.

(h) [Intentionally omitted].

(i) Within 120 days after the Settlement Date, the General Partner shall submit to the Withdrawn Partner a statement of the settlement of such Withdrawn Partner’s interest in the Partnership pursuant to this Section 6.5 together with any cash payment, subordinated promissory note (as referred to in paragraph (k) below) and in kind distributions to be made to such Partner as shall be determined by the General Partner. The General Partner shall submit to the Withdrawn Partner supplemental statements with respect to additional amounts payable to or by the Withdrawn Partner in respect of the settlement of his interest in the Partnership (e.g., payments in respect of Investments pursuant to subparagraph (f) above or adjustments to reserves pursuant to paragraph (j) below) promptly after such amounts are determined by the General Partner. To the fullest extent permitted by law, such statements and the valuations on which they are based shall be accepted by the Withdrawn Partner without examination of the accounting books and records of the Partnership or other inquiry. Any amounts payable by the Partnership to a Withdrawn Partner pursuant to this Section 6.5 shall be subordinate in right of payment and subject to the prior payment or provision for payment in full of claims of all present or future creditors of the Partnership or any successor thereto arising out of matters occurring prior to the applicable date of payment or distribution; provided that such Withdrawn Partner shall otherwise rank pari passu in right of payment (x) with all persons who become Withdrawn Partners and whose Withdrawal Date is within one year before the Withdrawal Date of the Withdrawn Partner in question and (y) with all persons who become Withdrawn Partners and whose Withdrawal Date is within one year after the Withdrawal Date of the Withdrawn Partner in question.

(j) If the aggregate reserves established by the General Partner as of the Settlement Date in making the foregoing calculations should prove, in the determination of the General Partner, to be excessive or inadequate, the General Partner may elect, but shall not be obligated, to pay the Withdrawn Partner or his estate such excess, or to charge the Withdrawn Partner or his estate such deficiency, as the case may be.

(k) Any amounts owed by the Withdrawn Partner to the Partnership at any time on or after the Settlement Date (e.g., outstanding Partnership loans or advances to such Withdrawn Partner) shall be offset against any amounts payable or distributable by the Partnership to the Withdrawn Partner at any time on or after the Settlement Date or shall be paid by the Withdrawn Partner to the Partnership, in each case as determined by the General Partner. All cash amounts payable by a Withdrawn Partner to the Partnership under this Section 6.5 shall bear interest from the due date to the date of payment at a floating rate equal to the lesser of (x) the rate of interest publicly announced from time to time by The Chase Manhattan Bank in New York City, as its prime rate and (y) the maximum rate of interest permitted by applicable law. The “due date” of amounts payable by a Withdrawn Partner pursuant to Section 6.5(i) above shall be 120 days after a Withdrawn Partner’s Settlement Date. The “due date” of amounts payable to or by a Withdrawn Partner in respect of Investments for which the Withdrawn Partner has retained a percentage interest in accordance with paragraph (f) above shall be 120 days after realization with respect to such Investment. The “due date” of any other amounts payable by a Withdrawn Partner shall be 60 days after the date such amounts are determined to be payable.

(l) At the time of the settlement of any Withdrawn Partner’s interest in the Partnership pursuant to this Section 6.5, the General Partner may, to the fullest extent permitted by applicable law, impose any restrictions it deems appropriate on the assignment, pledge, encumbrance or other transfer by such Withdrawn Partner of any interest in any Investment retained by such Withdrawn Partner, any securities or other investments distributed in kind to such Withdrawn Partner or such Withdrawn Partner’s right to any payment from the Partnership.

(m) If a Partner is required to Withdraw from the Partnership for Cause pursuant to Section 6.2(d), then his Interest shall be settled in accordance with paragraphs (a)-(q) of this Section 6.5; provided, however, that the General Partner may elect (but shall not be required) to apply any or all the following terms and conditions to such settlement:

(i) In settling the Withdrawn Partner’s interest in any Investment in which he has an interest as of his Settlement Date, the General Partner may elect to (A) determine the Unrealized Net Income (Loss) attributable to each such Investment as of the Settlement Date and allocate to the appropriate capital account of the Withdrawn Partner his allocable share of such Unrealized Net Income (Loss) for purposes of calculating the aggregate balance of such Withdrawn Partner’s capital account pursuant to clause (x) of paragraph (e) above, (B) credit or debit, as applicable, the Withdrawn Partner with the balance of his capital account or portion thereof attributable to each such Investment as of his Settlement Date without giving effect to the Unrealized Net Income (Loss) from such Investment as of his Settlement Date, which shall be forfeited by the Withdrawn Partner or (C) apply the provisions of paragraph (f) above, provided, that the maximum amount of Net Income (Loss) allocable to such Withdrawn Partner with respect to any Investment shall equal such Partner’s percentage interest of the Unrealized Net Income, if any, attributable to such Investment as of the Settlement Date (the balance of such Net Income (Loss), if any, shall be allocated as determined by the General Partner). The Withdrawn Partner shall not have any continuing interest in any Investment to the extent an election is made pursuant to (A) or (B) above.

(ii) Any amounts payable by the Partnership to the Withdrawn Partner pursuant to this Section 6.5 shall be subordinate in right of payment and subject to the prior payment in full of claims of all present or future creditors of the Partnership or any successor thereto arising out of matters occurring prior to or on or after the applicable date of payment or distribution.

(n) The payments to a Withdrawn Partner pursuant to this Section 6.5 may be conditioned on the compliance by such Withdrawn Partner with any lawful and reasonable (under the circumstances) restrictions against engaging or investing in a business competitive with that of the Partnership or any of its subsidiaries and Affiliates for a period not exceeding two years determined by the General Partner. Upon written notice to the General Partner, any Withdrawn Partner who is subject to noncompetition restrictions established by the General Partner pursuant to this paragraph (o) may elect to forfeit the principal amount payable in the final installment of his subordinated promissory note under paragraph (k) above, together with interest to be accrued on such installment after the date of forfeiture, in lieu of being bound by such restrictions; provided that if the principal amount of such final installment would exceed (U.S.)$10 million, such Withdrawn Partner shall be required to forfeit only (U.S.)$10 million thereof and shall still be entitled to receive any remaining balance of such final installment as and when due.

(o) In addition to the foregoing, the General Partner shall have the right to pay a Withdrawn Partner (other than the General Partner) a discretionary additional payment in an amount and based upon such circumstances and conditions as it determines to be relevant. The provisions of this Section 6.5 shall apply to any Investor Limited Partner relating to a Limited Partner and to any transferee of any interest of such Partner pursuant to Section 6.3 if such Partner Withdraws from the Partnership.

(p) (i) The Partnership will assist a Withdrawn Partner or his estate or guardian, as the case may be, in the settlement of the Withdrawn Partner’s interest in the Partnership. Third party costs incurred by the Partnership in providing this assistance will be borne by the Withdrawn Partner or his estate.

(ii) The Partnership may reasonably determine in good faith to retain outside professionals to provide the assistance to Withdrawn Partners or their estates or guardians, as referred to above. In such instances, the Partnership will obtain the prior approval of a Withdrawn Partner or his estate or guardian, as the case may be, prior to engaging such professionals. If the Withdrawn Partner (or his estate or guardian) declines to incur such costs, the Partnership will provide such reasonable assistance as and when it can so as not to interfere with the Partnership’s day-to-day operating, financial, tax and other related responsibilities to the Partnership and the Partners.

Section 6.6. [Intentionally omitted].

Section 6.7. Termination of Partnership. The General Partner may dissolve the Partnership at any time on not less than 60 days’ notice of the dissolution date given to the other Partners. Upon the dissolution of the Partnership, the Partners’ respective interests in the Partnership shall be valued and settled in accordance with the procedures set forth in Section 6.5 which provide for allocations to the capital accounts of the Partners and distributions in accordance with the capital account balances of the Partners.

Section 6.8. Certain Tax Matters. (a) All items of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Partners for U.S. Federal, state and local income tax purposes in the same manner as such items of income, gain, loss, deduction and credit shall be allocated among the Partners pursuant to this Agreement, except as may otherwise be provided herein or by the Code or other applicable law. To the extent U.S. Treasury Regulations promulgated pursuant to Subchapter K of the Code (including under Sections 704(b) and (c) of the Code) or other applicable law require allocations for tax purposes that differ from the foregoing allocations, the General Partner may determine the manner in which such tax allocations shall be made so as to comply more fully with such Treasury Regulations or other applicable law and, at the same time, preserve the economic relationships among the Partners as set forth in this Agreement. In the event there is a net decrease in partnership minimum gain or partner nonrecourse debt minimum gain (determined in accordance with the principles of Regulation Sections 1.704-2(d) and 1.704-2(i)) during any Partnership taxable year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to its respective share of such net decrease during such year, determined pursuant to Regulations Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f).

(b) The General Partner shall cause to be prepared all U.S. Federal, state and local tax returns of the Partnership for each year for which such returns are required to be filed and, after approval of such returns by the General Partner, shall cause such returns to be timely filed. The General Partner shall determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Partnership and the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns. The General Partner may cause the Partnership to make or refrain from making any and all elections permitted by such tax laws. Each Partner agrees that he shall not, unless he provides prior notice of such action to the Partnership, (i) treat, on his individual income tax returns, any item of income, gain, loss, deduction or credit relating to his interest in the Partnership in a manner inconsistent with the treatment of such item by the Partnership as reflected on the Form K-1 or other information statement furnished by the Partnership to such Partner for use in preparing his income tax returns or (ii) file any claim for refund relating to any such item based on, or which would result in, such inconsistent treatment. In respect of an income tax audit of any tax return of the Partnership, the filing of any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit reflected on any tax return of the Partnership, or any administrative or judicial proceedings arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, (A) the Tax Matters Partner (as defined below) shall be authorized to act for, and his decision shall be final and binding upon, the Partnership and all Partners except to the extent a Partner shall properly elect to be excluded from such proceeding pursuant to the Code, (B) all expenses incurred by the Tax Matters Partner in connection therewith (including, without limitation, attorneys’, accountants’ and other experts’ fees and disbursements) shall be expenses of the Partnership and (C) no Partner shall have the right to (1) participate in the audit of any Partnership tax return, (2) file any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit reflected on any tax return of the Partnership (unless he provides prior notice of such action to the Partnership as provided above), (3) participate in any administrative or judicial proceedings conducted by the Partnership or the Tax Matters Partner arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, or (4) appeal, challenge or otherwise protest any adverse findings in any such audit conducted by the Partnership or the Tax Matters Partner or with respect to any such amended return or claim for refund filed by the Partnership or the Tax Matters Partner or in any such administrative or judicial proceedings conducted by the Partnership or the Tax Matters Partner. The Partnership and each Partner hereby designate any Partner selected by the General Partner as the “tax matters partner” for purposes of Section 6231(a)(7) of the Code (the “Tax Matters Partner”). To the fullest extent permitted by applicable law, each Partner agrees to indemnify and hold harmless the Partnership and all other Partners from and against any and all liabilities, obligations, damages, deficiencies and expenses resulting from any breach or violation by such Partner of the provisions of this Section 6.8 and from all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys’ fees and disbursements, incident to any such breach or violation.

(c) Each individual Partner shall provide to the Partnership copies of each U.S. Federal, state and local income tax return of such Partner (including any amendment thereof) within 30 days after filing such return.

Section 6.9. Special Basis Adjustments. In connection with any assignment or transfer of a Partnership interest permitted by the terms of this Agreement, the General Partner may cause the Partnership, on behalf of the Partnership and at the time and in the manner provided in Code regulation Section 1.754-1(b), to make an election to adjust the basis of the Partnership’s property in the manner provided in Sections 734(b) and 743(b) of the Code.

ARTICLE VII

DISSOLUTION

Section 7.1. Dissolution. The Partnership shall be dissolved and subsequently terminated:

(a) pursuant to Section 6.7;

(b) upon the expiration of the Term; or

(c) upon the occurrence of a Disabling Event with respect to a General Partner or any other event causing a dissolution of the Partnership under the Partnership Act; provided that the Partnership will not be dissolved or required to be wound up in connection with a Disabling Event with respect to a General Partner if: (i) at the time of the occurrence of such event there is at least one other general partner of the Partnership who is hereby authorized to, and elects to, carry on the business of the Partnership; or (ii) all remaining Partners consent to the continuation of the business of the Partnership within 90 days following the occurrence of any such event, which consent will not be withheld by any Limited Partner if a Majority of the Remaining Partners agree in writing to so continue the business of the Partnership. A “Majority of Remaining Partners” means remaining Partners who, as of the date of such consent, have aggregate capital account balances representing at least a majority in amount of the total capital account balances of all the remaining Partners.

Section 7.2. Final Distribution. Within 120 calendar days after the effective date of dissolution of the Partnership, the assets of the Partnership shall be distributed in the following manner and order:

(i) to the payment of the expenses of the winding-up, liquidation and dissolution of the Partnership;

(ii) to pay all creditors of the Partnership, other than Partners, either by the payment thereof or the making of reasonable provision therefor;

(iii) to establish reserves, in amounts established by the General Partner or such liquidator, to meet other liabilities of the Partnership; and

(iv) to pay, in accordance with the terms agreed among them and otherwise on a pro rata basis, all creditors of the Partnership that are Partners, either by the payment thereof or the making of reasonable provision therefor.

The remaining assets of the Partnership shall be applied and distributed among the Partners in accordance with the procedures set forth in Section 6.5 which provide for allocations to the capital accounts of the Partners and distributions in accordance with the capital account balances of the Partners. For purposes of the application of this Section 7.2 and determining capital accounts on liquidation, all unrealized gains, losses and accrued income and deductions of the Partnership shall be treated as realized and recognized immediately before the date of distribution.

Section 7.3. No Obligation to Restore Capital Accounts. Except as provided in Sections 4.1 and 5.8(d) and as may otherwise be required by law, no Partner whose capital account balance is a negative or deficit amount (either during the existence of the Partnership or upon liquidation) shall have any obligation to return any amounts previously distributed to such Partner or to contribute cash or other assets to the Partnership to restore or make up the deficit in such Partner’s impaired capital account.

ARTICLE VIII

MISCELLANEOUS

Section 8.1. Submission to Jurisdiction; Waiver of Jury Trial.

(a) Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty (30) days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of paragraph (a), the General Partner may bring, or may cause the Partnership to bring, on behalf of the General Partner or the Partnership or on behalf of one or more Partners, an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Partner (i) expressly consents to the application of paragraph (c) of this Section 8.1 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the General Partner as such Partner’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon any such agent, who shall promptly advise such Partner of any such service of process, shall be deemed in every respect effective service of process upon the Partner in any such action or proceeding.

(c)(i) EACH PARTNER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 8.1, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the forum(s) designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 8.1 and such parties agree not to plead or claim the same.

(d) Notwithstanding any provision of this Agreement to the contrary, this Section 8.1 shall be construed to the maximum extent possible to comply with the laws of the State of Delaware, including the Delaware Uniform Arbitration Act (10 Del. C. § 5701 et seq.) (the “Delaware Arbitration Act”). If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Section 8.1, including any rules of the International Chamber of Commerce, shall be invalid or unenforceable under the Delaware Arbitration Act, or other applicable law, such invalidity shall not invalidate all of this Section 8.1. In that case, this Section 8.1 shall be construed so as to limit any term or provision so as to make it valid or enforceable within the requirements of the Delaware Arbitration Act or other applicable law, and, in the event such term or provision cannot be so limited, this Section 8.1 shall be construed to omit such invalid or unenforceable provision.

Section 8.2. Ownership and Use of the Firm Name. The Partnership acknowledges that Blackstone Financial Services Inc. (“BFS”), a Delaware corporation with a principal place of business at 345 Park Avenue, New York, New York 10154, (or its successors or assigns) is the sole and exclusive owner of the mark and name BLACKSTONE and that the ownership of, and the right to use, sell or otherwise dispose of, the firm name or any abbreviation or modification thereof which consists of or includes BLACKSTONE, shall belong exclusively to BFS, which company (or its predecessors, successors or assigns) has licensed the Partnership to use BLACKSTONE in its name. The Partnership acknowledges that BFS owns the service mark BLACKSTONE for various services and that the Partnership is using the BLACKSTONE mark and name on a non-exclusive, non-sublicensable and non-assignable basis in connection with its business and authorized activities with the permission of BFS. All services rendered by the Partnership under the BLACKSTONE mark and name will be rendered in a manner and with quality levels that are consistent with the high reputation heretofore developed for the BLACKSTONE mark by BFS and its affiliates and licensees. The Partnership understands that BFS may terminate its right to use BLACKSTONE at any time in BFS sole discretion by giving the Partnership written notice of termination. Promptly following any such termination, the Partnership will take all steps necessary to change its company name to one which does not include BLACKSTONE or any confusingly similar term and cease all use of BLACKSTONE or any term confusingly similar thereto as a service mark or otherwise.

Section 8.3. Written Consent. Any action required or permitted to be taken by a vote of Partners at a meeting may be taken without a meeting if a Majority in Interest of the Partners consent thereto in writing.

Section 8.4. Letter Agreements; Schedules. The General Partner may, or may cause the Partnership to, enter into separate letter agreements with certain Partners with respect to Profit Sharing Percentages or any other matter, in each case on terms and conditions not inconsistent with this Agreement; provided that, notwithstanding the foregoing, any terms of this Agreement may be made subject to any such letter agreements to the extent provided elsewhere herein. If required by applicable law, such separate letter agreements, or any provision thereof or information contained therein, shall be filed, or disclosed in a Certificate filed, in accordance with the Partnership Act. The General Partner may from time to time execute and deliver to the Partners Schedules which set forth the then current capital balances and Profit Sharing Percentages of the Partners and any other matters deemed appropriate by the General Partner. Such Schedules shall be for information purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever.

Section 8.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta, Canada, without regard to conflicts of law principles. In particular, the Partnership is formed pursuant to the Partnership Act, and the mutual rights, duties and liabilities of the General Partner and Limited Partners (including the Special Limited Partners) shall be as provided therein, except as herein otherwise expressly provided. If any provision of this Agreement shall be held to be invalid, such provision shall be given its meaning to the maximum extent permitted by law and the remainder of this Agreement shall not be affected thereby.

Section 8.6. Successors and Assigns; Third Party Beneficiaries. This Agreement shall be binding upon and shall, subject to the penultimate sentence of Section 6.3, inure to the benefit of the parties hereto, their respective heirs and personal representatives, and any successor to a trustee of a trust which is or becomes a party hereto; provided that no person claiming by, through or under a Partner (whether such Partner’s heir, personal representative or otherwise), as distinct from such Partner itself, shall have any rights as, or in respect to, a Partner (including the right to approve or vote on any matter or to notice thereof) except the right to receive only those distributions expressly payable to such person pursuant to Article VI. Any Partner or Withdrawn Partner shall remain liable for the obligations under this Agreement (including any Net Recontribution Amounts) of any transferee of all or any portion of such Partner’s or Withdrawn Partner’s interest in the Partnership, unless waived by the General Partner in accordance with applicable law. The Partnership shall, if the General Partner determines, in its good faith judgment, based on the standard set forth in Section 5.8(d)(ii)(A), to pursue such transferee, pursue payment (including any Net Recontribution Amounts) from the transferee with respect to any such obligations. Nothing in this Agreement is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, on any person other than the Partners and their respective legal representatives, heirs, successors and permitted assigns. Notwithstanding the foregoing, the provisions of Sections 5.8(d)(i) and (iii) shall inure to the benefit of the limited partners or other investors in BREI, and such limited partners or investors shall have the right to enforce the provisions thereof to the extent the Partnership does not otherwise do so.

Section 8.7. Partner’s Will. Each Partner and Withdrawn Partner shall include in his or her will a provision that addresses certain matters in respect of his or her obligations relating to the Partnership that is satisfactory to the General Partner and each such Partner and Withdrawn Partner shall confirm annually to the Partnership, in writing, that such provision remains in his current will. Where applicable, any estate planning trust of such Partner or Withdrawn Partner to which a portion of such Partner’s or Withdrawn Partner’s Interest is transferred shall include a provision substantially similar to such provision and the trustee of such trust shall confirm annually to the Partnership, in writing, that such provision or its substantial equivalent remains in such trust. In the event any Partner or Withdrawn Partner fails to comply with the provisions of this Section 8.7 after the Partnership has notified such Partner or Withdrawn Partner of his failure to so comply and such failure to so comply is not cured within 30 days of such notice, the Partnership may withhold any and all distributions to such Partner until the time at which such party complies with the requirements of this Section 8.7.

Section 8.8. Confidentiality. By executing this Agreement, each Partner expressly agrees, at all times during the term of the Partnership and thereafter and whether or not at the time a Partner of the Partnership, to maintain the confidentiality of, and not to disclose to any person other than the Partnership, another Partner or a person designated by the Partnership, any information relating to the business, financial structure, financial position or financial results, clients or affairs of the Partnership that shall not be generally known to the public or the securities industry, except as otherwise required by law or by any regulatory or self-regulatory organization having jurisdiction; provided, however, that any corporate Partner may disclose any such information it is required by law, rule, regulation or custom to disclose.

Section 8.9. Notices. Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing (including telecopy or similar writing) and shall be given to any Partner at its address or telecopy number shown in the Partnership’s books and records or, if given to the General Partner, at the address of the Partnership provided herein. Each such notice shall be effective (i) if given by telecopy, upon dispatch, (ii) if given by mail, when deposited in the mails (first class postage prepaid) addressed as aforesaid and (iii) if given by any other means, when delivered to the address of such Partner or the General Partner specified as aforesaid.

Section 8.10. Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument.

Section 8.11. Power of Attorney. Each Partner hereby irrevocably appoints each General Partner as such Partner’s true and lawful representative and attorney-in-fact, acting alone, in such Partner’s name, place and stead, to make, execute, sign and file all instruments, documents and certificates which, from time to time, may be required to set forth any amendment to this Agreement or may be required by this Agreement or by the laws of Canada, the Province of Alberta or any other jurisdiction in which the Partnership shall determine to do business, or any political subdivision or agency thereof, to execute, implement and continue the valid and subsisting existence of the Partnership. Such power of attorney is coupled with an interest and shall survive and continue in full force and effect notwithstanding the subsequent Withdrawal from the Partnership of any Partner for any reason and shall not be affected by the disability or incapacity of such Partner.

Section 8.12. Cumulative Remedies. Rights and remedies under this Agreement are cumulative and do not preclude use of other rights and remedies available under applicable law.

Section 8.13. Legal Fees. Except as more specifically provided herein, in the event of a legal dispute (including litigation, arbitration or mediation) between any Partner or Withdrawn Partner and the Partnership, arising in connection with any party seeking to enforce Section 4.1(d) or any other provision of this Agreement relating to the Holdback, the Clawback Amount or the Recontribution Amount, the “losing” party to such dispute shall promptly reimburse the “victorious party” for all reasonable legal fees and expenses incurred in connection with such dispute (such determination to be made by the relevant adjudicator). Any amounts due under this Section 8.13 shall be paid within 30 days of the date upon which such amounts are due to be paid and such amounts remaining unpaid after such date shall accrue interest at the Default Rate.

Section 8.14. Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. Subject to Section 8.4, this Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written. In the event that it is impracticable to obtain the signature of any of the Partners to this Agreement, this Agreement shall be binding among the other Partners executing the same.

GENERAL PARTNER:

BREA INTERNATIONAL (CAYMAN) LTD.

By:	/s/ Stephen A. Schwarzman
Name: Stephen A. Schwarzman
Title: Director

LIMITED PARTNERS:

BLACKSTONE HOLDINGS IV L.P.

By: Blackstone Holdings IV GP L.P., its General Partner

By: Blackstone Holdings IV GP Management L.L.C., its General Partner

By:	/s/ Stephen A. Schwarzman
Name: Stephen A. Schwarzman
Title: Authorized Person

All other Limited Partners now and hereafter admitted pursuant to powers of attorney now and hereafter granted to the General Partner

By:	BREA INTERNATIONAL (CAYMAN) LTD.

By:	/s/ Stephen A. Schwarzman
Name: Stephen A. Schwarzman
Title: Director